The information in this prospectus supplement is not complete and may be changed.

Filed Pursuant to Rule 424(b)5
Registration No. 333-135919
333-135919-04

Subject to completion dated May     , 2007

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 21, 2006)

$500,000,000

Mellon Funding Corporation

(a wholly owned subsidiary of Mellon Financial Corporation)

$                 % Senior Notes due 2014

$             Floating Rate Senior Notes due 2014

Fully and unconditionally guaranteed by

Mellon Financial Corporation

Set forth below is a summary of the terms of the Notes offered by this prospectus supplement and the accompanying prospectus. For more detail, see “Description of Notes and Guarantees” in this prospectus supplement.

■	Global Offering

We are offering the Notes in the United States and in parts of Europe and Asia where it is legal to offer the Notes.

■	Interest

The Fixed Rate Notes have an annual interest rate of     %, which will be paid every six months in arrears on May      and November     , with the first payment to be made on November     , 2007. The Floating Rate Notes have a floating annual rate of three-month LIBOR plus     %, which will be paid every three months on February     , May     , August      and November     ,

■	Maturity

The Fixed Rate Notes will mature on May     , 2014. The Floating Rate Notes will mature on May     , 2014.

■	Guarantees

The Notes are fully and unconditionally guaranteed as to payment of principal and interest by Mellon Financial Corporation, our parent corporation, and the guarantee of the Notes will be a senior obligation of Mellon Financial Corporation and will rank equally with all of Mellon Financial Corporation’s other unsecured senior indebtedness.

■	Ranking

The Notes are our unsecured senior debt and will rank equally with all of our other unsecured senior debt.

■	Redemption

The Notes are not redeemable prior to their maturity.

■	No Sinking Fund

The Notes will not be subject to any sinking fund.

■	Listing

The Notes are not and will not be listed on any securities exchange, and there is currently no established trading market for the Notes.

■	Book-Entry Notes

The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Fixed Rate Note	Total	Per Floating Rate Note	Total
Initial public offering price	%	$	%	$
Underwriting discount	%	$	%	$
Proceeds, before expenses, to Mellon Funding Corporation	%	$	%	$

The initial public offering prices set forth above do not include accrued interest, if any. Interest on the Notes will accrue from May     , 2007 and must be paid by the purchaser if the Notes are delivered after May     , 2007.

On December 3, 2006, Mellon Financial Corporation entered into an agreement with The Bank of New York Company, Inc. pursuant to which the two companies will merge into a newly formed corporation, The Bank of New York Mellon Corporation. The merger, which is subject to the approval of both companies’ shareholders, regulatory approvals and certain other conditions, is expected to close during the third quarter of 2007. For more detail, see “Recent Developments” in this prospectus supplement. In the merger, the obligations of Mellon Financial Corporation as guarantor of the Notes will be assumed by The Bank of New York Mellon Corporation.

The underwriters expect to deliver the Notes to purchasers in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants (including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme) on or about May     , 2007.

The underwriters may use this prospectus supplement and the accompanying prospectus in the initial sale and any subsequent resale of the Notes. In addition, the underwriters may use this prospectus supplement and the accompanying prospectus in a market-making or other resale transaction in the Notes after their initial sale and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus are being used by them in a market-making transaction.

Joint Book-Running Managers

Bear, Stearns & Co. Inc.	UBS Investment Bank
Banc of America Securities LLC	Lehman Brothers
BNY Capital Markets, Inc.

The date of this prospectus supplement is May     , 2007

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the terms of the Notes that we are currently offering. The second part, the accompanying prospectus, provides general information about the type of securities we may offer, some of which do not apply to the Notes that we are currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information or to make any representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus and any documents incorporated by reference are accurate after the date on the front cover of this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus or any part of these documents and the offer and sale of the Notes may be restricted by law in certain jurisdictions. If you possess this prospectus supplement and the accompanying prospectus, you should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus are not offering to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The Notes offered by this prospectus supplement are registered with the Securities and Exchange Commission, or the SEC, under a registration statement (Nos. 333-135919, 333-135919-01, 333-135919-02, 333-135919-03 and 333-135919-04) that was automatically effective upon filing on July 21, 2006.

Unless otherwise specified or the context otherwise requires, all references in this prospectus supplement to “we,” “us” and “our” means Mellon Financial Corporation and Mellon Funding Corporation, taken together.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain and incorporate by reference forward-looking statements within the meaning of the securities laws. All statements regarding the expected financial condition, results of operations and business of Mellon Financial Corporation (“Mellon Financial”) and The Bank of New York Company, Inc. (“Bank of New York”) and, assuming the completion of the merger discussed below, The Bank of New York Mellon Corporation (“Newco”) are forward-looking statements. Those statements include, but are not limited to, statements relating to:

•	synergies (including cost savings) and accretion/dilution to reported earnings expected to be realized from the transaction;

•	business opportunities and strategies potentially available to Newco;

•	transaction-related and restructuring costs expected to be incurred in connection with the merger; and

•	management, operations and policies of Newco after the merger.

Forward-looking statements also include statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “should” or similar expressions.

These forward-looking statements involve some risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among other things, the following risks:

•

the businesses of Bank of New York and Mellon Financial, or businesses that either has recently acquired, may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected;

•	expected cost savings from the transaction may not be fully realized or realized within the expected time frame;

•	revenues following the transaction may be lower than expected;

•	operating costs, customer loss and business disruption following the transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	competitive pressures among financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues;

•

the strength of the United States economy in general and the strength of the local economies in which Newco will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, and a negative effect on Newco’s loan portfolio and allowance for loan losses;

•	changes in the United States and foreign legal and regulatory framework;

•	unanticipated regulatory or judicial proceedings or rulings;

•

the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve, or regulators located in other markets in which Newco will operate;

•	potential or actual litigation;

•	inflation and interest rate, market and monetary fluctuations;

•	management’s assumptions and estimates used in applying critical accounting policies may prove unreliable, inaccurate or not predictive of actual results;

•

the design of Bank of New York’s, Mellon Financial’s or Newco’s disclosure controls and procedures or internal controls may prove inadequate, or may be circumvented, thereby causing losses or errors in information or a delay in the detection of fraud;

•

adverse conditions in the stock market, the public debt market and other capital markets both domestically and abroad (including changes in interest rate conditions) may negatively impact Bank of New York’s, Mellon Financial’s or Newco’s capital markets and asset management activities; and

•	various domestic or international military or terrorist activities or conflicts.

Although we believe that the expectations reflected in these forward-looking statements are reasonable, those expectations may prove incorrect. Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond Bank of New York’s or Mellon Financial’s ability to control or predict.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement, in the case of forward-looking statements contained in this prospectus supplement, or the dates of the documents incorporated by reference into this prospectus supplement, in the case of forward-looking statements made in those incorporated documents.

Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Mellon Financial and Bank of New York have filed with the SEC, described under the section entitled “Where You Can Find More Information” on page S-46, including the Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, of each of Mellon Financial and Bank of New York.

RECENT DEVELOPMENTS

On December 3, 2006, Mellon Financial and Bank of New York entered into an Agreement and Plan of Merger, or the Merger Agreement, pursuant to which Mellon Financial and Bank of New York will each merge with and into a newly-formed corporation organized under Delaware law and called The Bank of New York Mellon Corporation.

Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the boards of directors of both companies, upon the completion of the merger each share of Bank of New York common stock will be converted into 0.9434 shares of Newco common stock, with cash to be paid in lieu of fractional shares of Newco common stock, and each share of Mellon Financial common stock will be converted into one share of Newco common stock. Bank of New York and Mellon Financial stock options and other equity awards will convert upon completion of the merger into stock options and equity awards with respect to Newco common stock, subject, in the case of Bank of New York, to adjustment to reflect the exchange ratio. The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

The Merger Agreement contains customary representations, warranties and covenants of Bank of New York and Mellon Financial, including, among others, covenants (i) to conduct their respective businesses in the ordinary course during the period between the execution of the Merger Agreement and the consummation of the merger and (ii) not to engage in certain kinds of transactions during such period. The board of directors of each company has adopted a resolution recommending the adoption of the Merger Agreement by its respective shareholders, and each party has agreed to put these matters before their respective shareholders for consideration. Special meetings of shareholders of Mellon Financial and Bank of New York will be held on May 24, 2007 to vote upon approval of the merger. Each party has also agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or negotiations or provide confidential information in connection with any proposals for alternative business combination transactions.

The Merger Agreement also contains a series of covenants reflecting the commitment of Newco to continue investing and maintaining a substantial presence in the greater Pittsburgh area following the merger.

Consummation of the merger is subject to various conditions, including (i) requisite approvals of the holders of Mellon Financial and Bank of New York common stock, (ii) receipt of regulatory approvals, and (iii) the absence of any law or order prohibiting the closing. In addition, each party’s obligation to consummate the merger is subject to certain other conditions, including (x) subject to the standards set forth in the Merger Agreement, the accuracy of the representations and warranties of the other party, (y) compliance of the other party with its covenants in all material respects, and (z) the delivery of opinions from counsel to Mellon Financial and counsel to Bank of New York relating to the U.S. federal income tax treatment of the merger.

The merger is expected to close during the third quarter of 2007.

Because of the expected merger, this prospectus supplement contains and incorporates by reference information about Bank of New York in addition to information about Mellon Financial. Additional information with respect to the merger is set forth in the Joint Proxy Statement/Prospectus of Mellon Financial and Bank of New York dated April 17, 2007, which is incorporated herein by reference.

MELLON FINANCIAL CORPORATION

Mellon Financial is a global financial services company, headquartered in Pittsburgh, providing a broad range of financial products and services in domestic and selected international markets. Mellon Financial is one of the world’s leading providers of financial services for institutions, corporations and government bodies, as well as entities sponsored by them; and high net worth individuals and families, family offices and charitable endowments, providing asset management, wealth management, asset servicing, issuer services and treasury services. At March 31, 2007 Mellon Financial had total assets of $40 billion, shareholders’ equity of $4.9 billion and approximately $5.8 trillion in assets under management, administration or custody, including $1.03 trillion under management.

Mellon Financial was originally formed as a holding company for Mellon Bank, N.A. (“Mellon Bank”), which has its executive offices in Pittsburgh, Pennsylvania. With its predecessors, Mellon Bank has been in business since 1869. In addition to Mellon Bank, Mellon Financial’s banking subsidiaries include Mellon Trust of New England, National Association, headquartered in Boston; Mellon United National Bank, headquartered in Miami; and Mellon 1st Business Bank, National Association, headquartered in Los Angeles. They engage in trust and custody activities, investment management services, banking services and various securities-related activities. The deposits of the banking subsidiaries are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

Mellon Financial is a bank holding company and financial holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended, or the Bank Holding Company Act. As such, Mellon Financial and its subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

Additional information about Mellon Financial and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled “Where You Can Find More Information” on page S-46.

MELLON FUNDING CORPORATION

Mellon Funding Corporation, a wholly owned subsidiary of Mellon Financial, is incorporated in Pennsylvania. It functions as a financing entity for Mellon Financial and its subsidiaries by issuing commercial paper and other debt guaranteed by Mellon Financial. For financial reporting purposes, financial data for Mellon Funding Corporation is combined with Mellon Financial and MIPA, LLC due to the limited function of Mellon Funding Corporation and the unconditional guarantees by Mellon Financial of all of the obligations of Mellon

Funding Corporation and MIPA, LLC. MIPA, LLC, a single member limited liability company, is wholly owned by Mellon Financial and was created to hold and administer corporate owned life insurance.

BANK OF NEW YORK

Bank of New York, a New York corporation, provides a broad array of banking and other financial services worldwide through its core competencies: securities servicing, treasury management and asset and wealth management. Bank of New York’s extensive global client base includes a broad range of leading financial institutions, corporations, government entities, endowments and foundations. Bank of New York’s principal wholly owned banking subsidiary, which was founded in 1784, was New York’s first bank and is the nation’s oldest bank. At March 31, 2007, Bank of New York had total assets of $100 billion, shareholders’ equity of $11.5 billion, assets under management of approximately $200 billion and assets under custody of approximately $14 trillion.

Bank of New York is a bank holding company and financial holding company registered with the Federal Reserve under the Bank Holding Company Act. As such, Bank of New York and its subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

Additional information about Bank of New York and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled “Where You Can Find More Information” on page S-46.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes to redeem our 7.995% Series B junior subordinated deferrable interest debentures, which mature on January 15, 2027 (the “Series B Junior Subordinated Debentures”), and for general corporate purposes, which include working capital, capital expenditures, investments in or loans to our subsidiaries, refinancing of debt, including outstanding commercial paper and other short-term indebtedness, if any, redemption or repurchase of shares of our outstanding common stock, funding of possible acquisitions and satisfaction of other obligations. The precise amounts and time of the application of proceeds will depend upon the funding requirements of Mellon Financial and its subsidiaries and affiliates.

REGULATORY CONSIDERATIONS

Our source of funds to pay service on our debt is Mellon Financial and its subsidiaries. Mellon Financial is a legal entity separate and distinct from its bank and other subsidiaries. Its principal source of funds to make capital contributions or loans to us, to pay service on its own debt, to honor its guarantee of debt issued by us or of trust preferred securities issued by a trust or to pay dividends on its own equity securities, is dividends and interest from its subsidiaries.

Bank of New York is a legal entity separate and distinct from its bank and other subsidiaries. Its principal source of funds to pay service on its own debt, to honor any guarantees of debt or to pay dividends on its own equity securities, is dividends and interest from its subsidiaries.

Various federal and state statutes and regulations limit the amount of dividends that may be paid to a parent corporation by its bank subsidiaries without regulatory approval. The prior approval of the Office of the Comptroller of the Currency, or OCC, is required to pay a dividend if the total of all dividends declared by a national bank subsidiary in any calendar year exceeds the bank subsidiary’s net profits for that year, combined with its retained net profits for the preceding two calendar years. Additionally, such bank subsidiaries may not declare dividends in excess of net profits on hand after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses.

Under the first and currently more restrictive of the foregoing federal dividend limitations, Mellon Financial’s national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to March 31, 2007 of up to approximately $180 million of their retained earnings of approximately $1.8 billion at March 31, 2007, less any dividends declared and plus or minus net profits or losses earned between April 1, 2007 and the date of any such dividend declaration. Under the first and currently more restrictive of the forgoing limitations, Bank of New York’s principal bank subsidiary could, at March 31, 2007, declare dividends of $888 million.

The payment of dividends is also limited by minimum capital requirements imposed on banks. As of March 31, 2007, Mellon Financial’s bank subsidiaries’ minimum capital and Bank of New York’s principal bank subsidiary’s minimum capital exceeded these requirements. Mellon Financial’s bank subsidiaries declared dividends of $19 million in the period ended March 31, 2007, $645 million in 2006, $675 million in 2005 and $466 million in 2004. The Federal Reserve and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

MELLON FINANCIAL CAPITALIZATION

The following table sets forth the consolidated capitalization of Mellon Financial and its subsidiaries at March 31, 2007 and as adjusted to give effect to the issuance of the notes offered by this prospectus supplement and the redemption of the Series B Junior Subordinated Debentures. You should read this table in conjunction with the consolidated financial statements and related notes thereto incorporated by reference in Mellon Financial’s Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the three months ended March 31, 2007, which are incorporated into this prospectus supplement and the accompanying prospectus by reference.

	March 31, 2007
(Dollar amounts in millions)	Actual	Pro Forma
Commercial paper	$—	$—
Notes and debentures (A):
Parent Corporation:
6.70% Subordinated Debentures due 2008	249	249
3.25% Senior Notes due 2009	290	290
6.375% Subordinated Debentures due 2010	347	347
6.375% Senior Notes due 2011 (B)	442	442
6.40% Subordinated Notes due 2011	309	309
5% Subordinated Notes due 2014	388	388
% Senior Notes due 2014	—
Floating Rate Senior Notes due 2014	—
4.875% Senior Notes due 2007	399	399
5.50% Subordinated Notes due 2018	247	247
Mellon Bank, N.A.:
Medium Term Bank Notes due May/June 2007	8	8
7.375% Subordinated Notes due 2007	300	300
4.75% Subordinated Notes due 2014	287	287
5.45% Subordinated Notes due 2016	249	249
7.625% Subordinated Notes due 2007	133	133

Total notes and debentures	3,648	4,148

Total commercial paper, notes and debentures	3,648	4,148

Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities, Series A	512	512
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities, Series B	513	—
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities, Series C (B)	389	389

Total junior subordinated debentures	1,414	901

Shareholders’ equity:
Common Stock—$.50 par value Authorized—800,000,000 shares Issued—588,661,920 shares	294	294
Additional paid-in capital	1,995	1,995
Retained earnings	7,511	7,511
Accumulated other comprehensive loss, net of tax	(104)	(104)
Treasury stock of 172,329,536 shares at cost	(4,802)	(4,802)

Total shareholders’ equity	4,894	4,894

Total capitalization	$9,956	$9,943

(A)	Amounts include the effect of fair value hedge adjustments, where applicable.
(B)	Amount was translated from Sterling into U.S. dollars on a basis of U.S. $1.96865 to £1, the rate of exchange on March 31, 2007.

BANK OF NEW YORK CAPITALIZATION

The following table sets forth the consolidated capitalization of Bank of New York at March 31, 2007. You should read this table in conjunction with the consolidated financial statements and related notes thereto incorporated by reference in Bank of New York’s Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the three months ended March 31, 2007, which are incorporated into this prospectus supplement and the accompanying prospectus by reference.

(Dollar amounts in millions)	March 31, 2007
Commercial paper	$64
Notes and debentures:
Parent Corporation:
5.20% Senior Debt due 7/1/2007	300
3.90% Senior Debt due 9/1/2007	400
3.75% Senior Debt due 2/15/2008	300
Floating Rate Senior Debt due 5/27/2008	750
Floating Rate Senior Debt due 6/16/2008	400
3.63% Senior Debt due 1/15/2009	200
4.95% Senior Debt due 1/14/2011	400
5.125% Senior Debt due 11/1/2011	250
5.00% Senior Debt due 3/23/2012	250
Floating Senior Debt due 3/23/2012	500
Floating Rate Senior Debt due 3/10/2015	600
Other Senior Debt	1
7.30% Senior Subordinated Debt due 12/1/2009	300
6.38% Senior Subordinated Debt due 4/1/2012	300
4.25% Senior Subordinated Debt due 9/4/2012	250
3.40% Senior Subordinated Debt due 3/15/2013	400
5.50% Senior Subordinated Debt due 12/1/2017	250
Zero Coupon Subordinated Medium Term Note due 4/1/2014	73
Zero Coupon Subordinated Medium Term Note due 3/24/2028	131
4.95% Senior Subordinated Medium Term Note due 3/15/2015	500
5.31% Senior Subordinated Medium Term Note due 4/30/2018	50
Senior Subordinated Medium Term Notes due 2018	174
Senior Subordinated Medium Term Notes due 2019	115
Senior Subordinated Medium Term Notes due 2020	151
Senior Subordinated Medium Term Notes due 2021	172
Senior Subordinated Medium Term Notes due 2030	119
Senior Subordinated Medium Term Notes due 2031	150
Other Subordinated Debt	67

The Bank of New York:
3.80% Bank Note due 2/1/2008	250
Floating Rate Bank Note due 6/30/2038	31

Delaware Funding LLC:
3.27% Notes due 2031	566

Total notes and debentures	8,400

Total commercial paper, notes and debentures	8,464

BANK OF NEW YORK CAPITALIZATION—(continued)

(Dollar amounts in millions)	March 31, 2007
Junior subordinated debentures held by trusts that issued guaranteed capital debt securities, BNY Institutional Capital Trust A	309
Junior subordinated debentures held by trusts that issued guaranteed capital debt securities, BNY Capital I	309
Junior subordinated debentures held by trusts that issued guaranteed capital debt securities, BNY Capital IV	206
Junior subordinated debentures held by trusts that issued guaranteed capital debt securities, BNY Capital V	361

Total junior subordinated debentures	1,185

Shareholders’ equity:
Common Stock $7.50 par value, authorized—2,400,000,000 shares, issued—1,054,488,125 shares	7,909
Additional paid-in-capital	2,203
Retained earnings	9,294
Accumulated other comprehensive income	(337)
Less: Treasury stock of 296,062,120 shares at cost	(7,539)
Less: Loan to ESOP of 101,753 shares at cost	(3)

Total shareholders’ equity	11,527

Total capitalization	$21,176

BANK OF NEW YORK AND MELLON FINANCIAL PRO FORMA COMBINED CAPITALIZATION

The following table sets forth the pro forma combined consolidated capitalization of Mellon Financial and Bank of New York at March 31, 2007 and as adjusted to give effect to the issuance of the Notes offered by this prospectus supplement and the redemption of Mellon Financial’s Series B Junior Subordinated Debentures. You should read this table in conjunction with the consolidated financial statements and related notes thereto incorporated by reference in each of Mellon Financial’s and Bank of New York’s Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the three months ended March 31, 2007, each of which is incorporated into this prospectus supplement and the accompanying prospectus by reference.

	Bank of New York	Mellon Financial	Pro Forma Adjustments		Pro Forma Combined
Commercial paper	$64	$—	$—		$64
Notes and debentures (A)	8,400	3,648	500	(B)	12,595
			47	(C)

Total commercial paper, notes and debentures	8,464	3,648	547		12,659

Junior subordinated debentures	1,185	1,414	26	(C)	2,106
			(513	)(D)
			(6	)(E)
Shareholders’ equity (F)
Common Stock	7,909	294	(8,192)		11
Additional paid-in capital	2,203	1,995	15,189		19,387
Retained earnings	9,294	7,511	(7,511)		9,294
Accumulated other comprehensive income, net of tax	(337)	(104)	104		(337)
Treasury stock	(7,539)	(4,802)	12,341		—
Loan to ESOP	(3)	—	—		(3)

Total shareholders’ equity	11,527	4,894	11,931		28,352

Total capitalization	$21,176	$9,956	$11,985		$43,117

(A)	Amounts include the effect of fair value hedge adjustments.
(B)	Issuance of $500,000,000 Senior Notes due 2014.
(C)	As discussed in Note (I) on page S-26, the fair value adjustment of Mellon Financial’s long-term debt on the pro forma combined consolidated balance sheet is $95 million, of which $47 million relates to notes and debentures and $48 million to junior subordinated debentures. The $48 million related to the junior subordinated debentures is being reduced by $22 million in this pro forma capitalization table to reflect the redemption of Mellon Financial’s Series B Junior Subordinated Debentures.
(D)	Redemption of Mellon Financial’s Series B Junior Subordinated Debentures.
(E)	As discussed in Note (P) on page S-27, Bank of New York holds $11 million of Mellon Financial’s junior subordinated debentures, of which $6 million is Series A and $5 million is Series B. This adjustment eliminates the Series A held by Bank of New York.
(F)	See note 4 on page S-24

MELLON FINANCIAL AND SUBSIDIARIES

CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA

Set forth below are highlights from Mellon Financial’s consolidated financial data as of and for the periods ended March 31, 2007 and 2006, and as of and for the years ended December 31, 2002 through 2006. You should read this information in conjunction with Mellon Financial’s consolidated financial statements and related notes included in Mellon Financial’s Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the three months ended March 31, 2007, which are incorporated by reference into this prospectus supplement and the accompanying prospectus and from which this information is derived. For more information, see the section entitled “Where You Can Find More Information” on page S-46.

	Period Ended March 31,		Year Ended December 31,
(Dollars in millions, except per share amounts and unless otherwise noted)	2007	2006	2006	2005	2004	2003		2002
Net Interest Income (a)	$125	$119	$460	$463	$450	$544		$586
Noninterest Income (a)	1,280	1,120	4,855	4,218	3,665	3,272		3,232

Revenue	1,405	1,239	5,315	4,681	4,115	3,816		3,818
Provision for Credit Losses	3	1	2	17	(14)	5		170
Noninterest Expense	1,048	954	4,067	3,362	3,000	2,723		2,607

Income from Continuing Operations Before Income Taxes	354	284	1,246	1,302	1,129	1,088		1,041
Income Taxes	111	91	314	418	348	343		339

Income from Continuing Operations Before Cumulative Effect of Change in Accounting Principle	243	193	932	884	781	745		702
Cumulative Effect of Change in Accounting Principle, Net of Income Taxes	—	—	—	—	—	(7)		—

Income from Continuing Operations	243	193	932	884	781	738		702
Income (Loss) from Discontinued Operations, Net of Taxes	9	14	(34)	(102)	15	(37)		(20)

Net Income	$252	$207	$898	$782	$796	$701		$682

Basic EPS
Income from Continuing Operations	$0.59	$0.47	$2.28	$2.13	$1.86	$1.73	(b)	$1.61
Net Income	0.61	0.51	2.20	1.88	1.90	1.64	(b)	1.56
Diluted EPS
Income from Continuing Operations	0.58	0.47	2.25	2.11	1.84	1.71	(a)	1.60
Net Income	0.60	0.50	2.17	1.87	1.88	1.63	(a)	1.55
Cash Dividends Per Share	0.22	0.20	0.86	0.78	0.70	0.57		0.49
Dividends Paid on Common Stock	92	83	355	327	297	243		213
At End of Period
Securities (a)	$18,933	$18,281	$18,667	$17,363	$13,493	$10,881		$11,491
Loans	6,123	6,499	5,989	6,573	6,754	7,467		8,438
Total Assets	40,457	37,921	41,478	38,678	37,115	33,983		36,231
Deposits	25,398	23,091	27,331	26,074	23,591	20,843		22,657
Long-Term Debt (a)	5,062	4,604	5,053	4,705	5,624	5,266		5,541
Common Shareholders’ Equity	4,894	4,198	4,676	4,202	4,102	3,702		3,395
Market Capitalization (in billions)	18.0	14.7	17.5	14.2	13.2	13.7		11.2
Common Shares Outstanding (in thousands)	416,332	413,555	415,237	415,479	423,354	427,032		430,782

MELLON FINANCIAL AND SUBSIDIARIES

CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA—(continued)

	Period Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Ratios
Performance Ratios
Return on Average Common Shareholders’ Equity (c)(e)	20.78%	18.80%	21.51%	21.44%	20.37%	21.15%	20.94%
Return on Average Tangible Common Shareholders’ Equity (c)(e)	53.54	43.47	50.82	48.34	44.75	46.24	44.96
Return on Average Assets (c)(e)	2.44	2.16	2.42	2.47	2.43	2.35	2.29
Return on Average Tangible Assets (c)(e)	2.66	2.27	2.57	2.57	2.48	2.34	2.23
Net Interest Margin (c)(d)(e)	1.78	1.92	1.70	1.91	2.13	2.61	2.83
Pre-tax Operating Margin (c)(d)	26	24	24	29	28	30	28
Common Equity to Assets Ratio (end of period)	12.10	11.07	11.27	10.86	11.05	10.89	9.37
Capital Ratios (end of period)
Tier 1 Capital Ratio	12.89%	11.22%	12.14%	10.90%	10.54%	8.55%	7.87%
Total Capital Ratio	18.89	17.36	18.54	16.87	16.47	13.46	12.48
Leverage Ratio	9.62	8.58	9.06	8.33	7.87	7.92	6.55
Tangible Common Equity to Assets Ratio	5.38	5.26	4.74	5.19	4.72	4.44	3.57
Other Data
Total Assets Under Custody (end of period in trillions)	$4.8	$4.1	$4.5	$3.9	$3.2	$2.7	$2.2
Total Assets Under Management (end of period in billions)	$1,034	$808	$995	$781	$707	$657	$581
S&P 500 Index—year end	1421	1295	1418	1248	1212	1112	880
S&P 500 Index—daily average	1424	1284	1311	1207	1131	965	994
Closing Common Stock Price Per Share at period end	$43.14	$35.60	$42.15	$34.25	$31.11	$32.11	$26.11
Average Common Shares and Equivalents Outstanding—Diluted (in thousands)	418,599	414,248	413,950	418,832	424,287	430,718	439,189

(a)	Historical data have been reclassified from the presentation in the Annual Report on Form 10-K for the year ended December 31, 2006 to the presentation used in the Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and to be used by Newco as explained in the “Pro Forma Financial Information” section.
(b)	Includes $(0.02) in basic earnings per share and $(0.01) in diluted earnings per common share from the cumulative effect of a change in accounting principle related to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”
(c)	Continuing Operations. Continuing returns for 2003 are before the cumulative effect of a change in accounting principle.
(d)	On a fully taxable equivalent basis.
(e)	Ratios for the three-month periods are annualized.

BANK OF NEW YORK

CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA

Set forth below are highlights from Bank of New York’s consolidated financial data as of and for the periods ended March 31, 2007 and 2006, and as of and for the years ended December 31, 2002 through 2006. You should read this information in conjunction with Bank of New York’s consolidated financial statements and related notes included in Bank of New York’s Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the three months ended March 31, 2007, which are incorporated by reference into this prospectus supplement and the accompanying prospectus and from which this information is derived. For more information, see the section entitled “Where You Can Find More Information” on page S-46.

	Period Ended March 31,		Year Ended December 31,
(Dollars in millions, except per share amounts and unless otherwise noted)	2007	2006	2006(a)	2005	2004	2003(c)	2002
Net Interest Income	$427	$339	$1,499	$1,340	$1,157	$1,143	$1,159
Noninterest Income	1,475	1,265	5,322	4,698	4,377	3,723	2,875

Revenue	1,902	1,604	6,821	6,038	5,534	4,866	4,034
Provision for Credit Losses	(15)	—	(20)	(7)	(4)	132	634
Noninterest Expense	1,272	1,069	4,671	4,067	3,698	3,304	2,367

Income from Continuing Operations Before Income Taxes	645	535	2,170	1,978	1,840	1,430	1,033
Income Taxes	208	175	694	635	587	458	320

Income from Continuing Operations	437	360	1,476	1,343	1,253	972	713
Income from Discontinued Operations, Net of Taxes (a)	(3)	62	1,535	228	187	185	189

Net Income (b)	$434	$422	$3,011	$1,571	$1,440	$1,157	$902

Basic EPS
Income from Continuing Operations	$0.58	$0.47	$1.95	$1.75	$1.63	$1.29	$0.99
Net Income (b)	0.58	0.55	3.98	2.05	1.87	1.54	1.25
Diluted EPS
Income from Continuing Operations	0.57	0.47	1.93	1.74	1.61	1.28	0.98
Net Income	0.57	0.55	3.93	2.03	1.85	1.52	1.24
Cash Dividends Per Share	0.22	0.21	0.86	0.82	0.79	0.76	0.76
Dividends Paid on Common Stock	168	164	656	644	608	563	549
At End of Period
Securities	$23,696	$27,190	$21,106	$27,218	$23,770	$22,780	$18,233
Loans	38,289	32,191	37,793	32,927	28,375	28,414	24,743
Total Assets	99,848	103,611	103,370	102,118	94,529	92,397	77,740
Deposits	59,016	50,800	62,146	49,787	43,052	40,753	40,828
Long-Term Debt	9,585	8,309	8,773	7,817	6,121	6,121	5,440
Common Shareholders’ Equity	11,527	10,101	11,593	9,876	9,290	8,428	6,684
Market Capitalization (in billions)	30.8	27.8	29.8	24.6	26.0	25.7	17.4
Common Shares Outstanding (in thousands)	758,324	771,561	755,861	771,129	778,121	775,192	725,971

BANK OF NEW YORK

CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA—(continued)

	Period Ended March 31,		Year Ended December 31,
(Dollars in millions, except per share amounts and unless otherwise noted)	2007	2006	2006(a)	2005	2004	2003(d)	2002
Ratios
Performance Ratios
Return on Average Common Shareholders’ Equity (c)	15.59%	17.31%	29.14%	16.59%	16.37%	15.12%	13.96%
Return on Average Tangible Common Shareholders’ Equity (c)	38.96	33.38	59.25	31.13	31.46	31.90	23.20
Return on Average Assets (c)	1.72	1.61	2.82	1.55	1.45	1.27	1.13
Return on Average Tangible Assets (c)	1.92	1.72	3.01	1.65	1.54	1.34	1.17
Net Interest Margin (Continuing Operations) (c)	2.18	1.95	2.01	2.02	1.79	1.97	2.34
Pre-tax Operating Margin (Continuing Operations)	34	33	32	33	33	29	26
Common Equity to Assets Ratio	11.54	9.75	11.21	9.67	9.83	9.12	8.60
Capital Ratios (end of period)
Tier 1 Capital Ratio	8.43%	8.28%	8.19%	8.38%	8.31%	7.44%	7.58%
Total Capital Ratio	12.81	12.44	12.49	12.48	12.21	11.49	11.96
Leverage Ratio	6.80	6.51	6.67	6.60	6.41	5.82	6.48
Tangible Common Equity to Assets Ratio (end of period)	5.31	5.52	5.13	5.57	5.56	4.91	5.47
Other Data
Total Assets Under Custody (end of period) (in trillions)—Estimated	$13.8	$11.3	$13.0	$10.9	$9.7	$8.3	$6.8
Total Assets Under Management (end of period) (in billions)—Estimated	$196	$173	$190	$155	$137	$112	$80
S&P 500 Index—year end	1421	1295	1418	1248	1212	1112	880
S&P 500 Index—daily average	1424	1284	1311	1207	1131	965	994
Closing Common Stock Price Per Share at period-end	$40.55	$36.04	$39.37	$31.85	$33.42	$33.12	$23.96
Average Common Shares and Equivalents Outstanding— Diluted (in thousands)	763,083	773,630	765,708	772,851	778,470	758,819	728,075

(a)	Bank of New York’s retail business, sold to JPMorgan Chase & Co. on October 1, 2006, has been accounted for as a discontinued operation.
(b)	Excluding the $2,159 million of pre-tax gain on the sale of the retail business and $151 million of pre-tax merger and integration costs, diluted earnings per share would have been $2.26 in 2006.
(c)	Ratios for the three-month periods are annualized.
(d)	The 2003 results for Bank of New York reflect $96 million of pre-tax merger and integration costs associated with the Pershing acquisition as well as a $78 million pre-tax expense related to the settlement of a claim by General Motors Acceptance Corporation related to the 1999 sale of BNY Financial Corporation.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

BANK OF NEW YORK AND MELLON FINANCIAL

The following Unaudited Pro Forma Combined Consolidated Balance Sheet combines the respective historical Consolidated Balance Sheets of Bank of New York and Mellon Financial giving effect to the transaction as if it had been completed on March 31, 2007. The pro forma balance sheet assumes that the proposed transaction is accounted for as a purchase of Mellon Financial by Bank of New York and, accordingly, includes adjustments to record assets and liabilities of Mellon Financial at their estimated fair values, which are subject to further adjustment as additional information becomes available and additional analyses are performed. The related pro forma adjustments are described in the accompanying Notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

The following Unaudited Pro Forma Combined Consolidated Statements of Income for the three months ended March 31, 2007 and year ended December 31, 2006 combine the respective historical Consolidated Statements of Income of Bank of New York and Mellon Financial giving effect to the proposed transaction as if it had become effective at January 1, 2006 as an acquisition by Bank of New York of Mellon Financial using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

We anticipate that the proposed transaction will provide Newco with financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and transaction-related costs and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Newco would have been had the proposed transaction been completed during these periods.

The unaudited pro forma combined consolidated financial information and notes included in this prospectus supplement are presented for illustrative purposes only. They include various estimates, which are subject to material change, and may not necessarily be indicative of the financial position or results of operations that would have occurred if the proposed transaction had been consummated as of the applicable date or which may be attained in the future. This pro forma financial information and notes should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of Bank of New York and Mellon Financial that are incorporated by reference into this prospectus supplement. For more information, see the section entitled “Where You Can Find More Information” on page S-46.

BANK OF NEW YORK AND MELLON FINANCIAL

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

March 31, 2007

(In millions)	Bank of New York	Mellon Financial	Pro Forma Adjustments (Note 5)		Pro Forma Combined
ASSETS
Cash and due from banks	$2,159	$2,205	$(3	)(P)	$4,361
Interest-bearing deposits with banks	13,474	2,994	—		16,468
Federal funds sold and securities purchased under resale agreements	1,712	157	—		1,869
Securities:
Available for sale	22,124	18,845	(11	)(P)	40,958
Held-to-maturity	1,572	88	2	(B)	1,662

Total securities	23,696	18,933	(9)		42,620
Trading assets	3,675	1,114	(3	)(P)	4,786
Loans	38,289	6,123	(176	)(C)	44,236
Reserve for loan losses	(290)	(52)	10	(C)	(332)

Net loans	37,999	6,071	(166)		43,904
Premises and equipment	1,064	552	(2	)(D)	1,614
Accrued interest receivable	409	104	—		513
Goodwill	5,131	2,499	(2,499	)(A)	16,621
			11,490	(E)
Intangible assets	1,447	373	(373	)(A)	6,070
			4,623	(E)
Other assets	9,061	4,842	663	(F)	14,676
			(6	)(P)
			116	(G)
Assets of discontinued operations	21	613	—		634

Total assets	$99,848	$40,457	$13,831		$154,136

LIABILITIES
Noninterest-bearing deposits in domestic offices	$17,269	$7,046	$(3	)(P)	$24,312
Interest-bearing deposits in domestic offices	9,312	12,403	(1	)(H)	21,714
Interest-bearing deposits in foreign offices	32,435	5,949	—		38,384

Total deposits	59,016	25,398	(4)		84,410
Federal funds purchased and securities sold under repurchase agreements	773	1,504	—		2,277
Trading liabilities	2,270	464	(3	)(P)	2,731
Payables to customers and broker-dealers	6,739	—	—		6,739
Other funds borrowed	1,714	105	—		1,819
Accrued taxes and other expenses	4,153	1,706	1,664	(L)	7,523
Other liabilities	4,007	759	(89	)(J)	4,925
			9	(K)
			245	(M)
			(6	)(P)
Long-term debt	9,585	5,062	95	(I)	14,731
			(11	)(P)
Liabilities of discontinued operations	64	565	—		629

Total liabilities	$88,321	$35,563	$1,900		$125,784

SHAREHOLDERS’ EQUITY (NOTE 4)
Common stock	7,909	294	(8,192)		11
Additional capital	2,203	1,995	15,189		19,387
Retained earnings	9,294	7,511	(7,511)		9,294
Accumulated other comprehensive income, net of tax	(337)	(104)	104		(337)
Treasury stock	(7,539)	(4,802)	12,341		—
Loan to ESOP	(3)	—	—		(3)

Total shareholders’ equity	11,527	4,894	11,931		28,352

Total liabilities and shareholders’ equity	$99,848	$40,457	$13,831		$154,136

See accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Information

BANK OF NEW YORK AND MELLON FINANCIAL

UNAUDITED PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT

For the Three Months Ended March 31, 2007

(In millions)	Bank of New York	Mellon Financial	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Interest Income
Loans	$407	$110	$3	(C)	$520
Margin loans	84	—	—		84
Securities
Taxable	293	230	—		523
Exempt from federal income taxes	1	8	—		9

Total securities income	294	238	—		532
Deposits in banks	146	31	—		177
Federal funds sold and securities purchased under resale agreements	57	18	—		75
Trading assets	33	3	—		36

Total interest income	1,021	400	3		1,424

Interest Expense
Deposits	400	176	—		576
Federal funds purchased and securities sold under repurchase agreements	19	15	—		34
Other borrowed funds	13	3	—		16
Customer payables	42	—	—		42
Long-term debt	120	82	(3	)(I)	199
Funding of discontinued operations	—	(1)	—		(1)

Total interest expense	594	275	(3)		866

Net interest income	427	125	6		558
Provision for credit losses	(15)	3	—		(12)

Net interest income after provision for credit losses	442	122	6		570

Noninterest Income
Securities servicing fees
Asset servicing	393	252	(5	)(T)	640
Issuer services	319	52	—		371
Clearing services	278	2	(10	)(T)	270

Total securities servicing fees	990	306	(15)		1,281
Global payment services	50	66	—		116
Asset and wealth management fees	151	609	—		760
Performance fees	14	35	—		49
Distribution and servicing	2	123	—		125
Financing-related fees	52	11	—		63
Foreign exchange and other trading activities	128	60	—		188
Securities gains	2	—	—		2
Asset/investment income	35	23	—		58
Other	51	47	—		98

Total noninterest income	1,475	1,280	(15)		2,740

BANK OF NEW YORK AND MELLON FINANCIAL

UNAUDITED PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT

For the Three Months Ended March 31, 2007—(continued)

(In millions)	Bank of New York	Mellon Financial	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Noninterest Expense
Staff	720	537	1	(O)	1,244
			(14	)(K)
Net occupancy	79	56	5	(G)	140
Furniture and equipment	50	28	—		78
Clearing	37	—	—		37
Sub-custodian expenses	34	17	(1	)(T)	50
Software	54	18	—		72
Business development	30	28	—		58
Communications	19	6	—		25
Professional, legal and other purchased services	130	115	—		245
Distribution and servicing	4	142	(14	)(T)	132
Amortization of intangible assets	28	12	(12	)(S)	111
			83	(E)
Merger and integration costs	15	8	(12	)(R)	11
Other	72	81	—		153

Total noninterest expense	1,272	1,048	36		2,356

Income
Income from continuing operations before income taxes	645	354	(45)		954
Provision for income taxes	208	111	(15	)(U)	304

Income from continuing operations	$437	$243	$(30)		$650

Earnings per Share
Basic	$.58	$.59			$.58
Diluted	$.57	$.58			$.57
Average Shares Outstanding (in thousands)
Basic	750,737	412,357			1,120,602	(Q)
Diluted	763,083	418,599			1,138,492	(Q)

See accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Information.

BANK OF NEW YORK AND MELLON FINANCIAL

UNAUDITED PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT

For the Year Ended December 31, 2006

(In millions)	Bank of New York (Note 8)	Mellon Financial (Note 9)	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Interest Income
Loans	$1,449	$397	$12	(C)	$1,858
Margin loans	330	—	—		330
Securities
Taxable	1,101	859	—		1,960
Exempt from federal income taxes	29	35	—		64

Total securities income	1,130	894	—		2,024
Deposits in banks	538	105	—		643
Federal funds sold and securities purchased under resale agreements	130	40	—		170
Trading assets	163	9	—		172

Total interest income	3,740	1,445	12		5,197

Interest Expense
Deposits	1,434	641	1	(H)	2,076
Federal funds purchased and securities sold under repurchase agreements	104	79	—		183
Other borrowed funds	100	17	—		117
Customer payables	167	—	—		167
Long-term debt	436	297	(18	)(I)	715
Funding of discontinued operations	—	(49)	—		(49)

Total interest expense	2,241	985	(17)		3,209

Net interest income	1,499	460	29		1,988
Provision for credit losses	(20)	2	—		(18)

Net interest income after provision for credit losses	1,519	458	29		2,006

Noninterest Income
Securities servicing fees
Asset servicing	1,401	945	(17	)(T)	2,329
Issuer services	895	196	—		1,091
Clearing services	1,244	9	(33	)(T)	1,220

Total securities servicing fees	3,540	1,150	(50)		4,640
Global payment services	209	271	—		480
Asset and wealth management fees	545	2,065	—		2,610
Performance fees	35	358	—		393
Distribution and servicing	6	415	—		421
Financing-related fees	250	45	—		295
Foreign exchange and other trading activities	425	271	—		696
Securities gains	2	3	—		5
Asset/investment income	150	84	—		234
Other	177	193	—		370

Total noninterest income	5,339	4,855	(50)		10,144

BANK OF NEW YORK AND MELLON FINANCIAL

UNAUDITED PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT

For the Year Ended December 31, 2006—(continued)

(In millions)	Bank of New York (Note 8)	Mellon Financial (Note 9)	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Noninterest Expense
Staff	2,640	2,147	5	(O)	4,736
			(56	)(K)
Net occupancy	279	236	17	(G)	532
Furniture and equipment	190	106	—		296
Clearing	199	—	—		199
Sub-custodian expenses	134	55	—		189
Software	220	77	—		297
Business development	108	114	—		222
Communications	97	33	—		130
Professional, legal and other purchased services	381	462	(3	)(T)	840
Distribution and servicing	17	503	(47	)(T)	473
Amortization of intangible assets	76	44	(44	)(S)	407
			331	(E)
Merger and integration costs	106	11	(11	)(R)	106
Other	241	279	—		520

Total noninterest expense	4,688	4,067	192		8,947

Income
Income from continuing operations before income taxes	2,170	1,246	(213)		3,203
Provision for income taxes	694	314	(75	)(U)	933

Income from continuing operations	$1,476	$932	$(138)		$2,270

Earnings per Share
Basic	$1.95	$2.28			$2.02
Diluted	$1.93	$2.25			$2.00
Average Shares Outstanding (in thousands)
Basic	755,849	408,954			1,122,022	(Q)
Diluted	765,708	413,950			1,136,319	(Q)

See accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Information.

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION

Three Months Ended March 31, 2007 and Year Ended December 31, 2006

(Unaudited)

NOTE 1: PURCHASE BUSINESS COMBINATION

The transaction will be accounted for as an acquisition of Mellon Financial by Bank of New York using the purchase method of accounting and, accordingly, the assets and liabilities of Mellon Financial will be recorded at their respective fair values on the date the transaction is completed. The transaction will be effected by the issuance of Newco common stock, $0.01 par value, to Bank of New York shareholders and Mellon Financial shareholders. Each share of Bank of New York common stock will be exchanged for 0.9434 shares of Newco common stock, and each share of Mellon Financial common stock will be exchanged for one share of Newco common stock. The shares of Newco common stock issued to effect the transaction will be recorded at $39.86 per share. This amount was determined by averaging the closing price of Bank of New York common stock for the two trading days before the December 4, 2006 announcement of the transaction and the two trading days after the announcement of the transaction (which includes the day of the announcement), and dividing by the Bank of New York exchange ratio.

If a Bank of New York shareholder would otherwise be entitled to a fractional share of Newco common stock, cash will be issued instead of such fractional share of Newco common stock; the pro forma financial statements do not present an estimate of such cash, which is not expected to be material and will be funded by cash on hand.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Mellon Financial at their respective fair values. Bank of New York and Mellon Financial are in the process of reviewing their accounting and reporting policies and, as a result of this review, it may be necessary to further reclassify the company’s financial statements to conform to those classifications that are determined by the combined company to be most appropriate (see Notes 8 and 9). While some reclassifications of prior periods have been included in the unaudited pro forma combined consolidated financial information included in this prospectus supplement, further reclassifications may be necessary upon the completion of this review. Material intercompany transactions have been eliminated from the unaudited pro forma combined consolidated financial information. The pro forma adjustments included in this prospectus supplement are subject to updates as additional information becomes available and as additional analyses are performed.

We expect to realize increased revenue and reduced operating expenses following the transaction which are not reflected in this pro forma financial information. No assurance can be given with respect to any level of such increased revenue and reduced operating expenses.

The final allocation of the purchase price will be determined after the transaction is completed and after thorough analyses to determine the fair values of Mellon Financial’s tangible and identifiable intangible assets and liabilities as of the date the transaction is completed. Any change in the fair value of the net assets of Mellon Financial will change the amount of the purchase price allocable to goodwill. Additionally, changes to Mellon Financial’s equity, including dividends and net income from April 1, 2007 through the date the transaction is completed, will also change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The goodwill recorded in connection with the transaction is not subject to amortization and none is deductible for tax purposes. The customer relationships, customer contract-based and core deposit intangibles will be amortized over their estimated economic lives based on the pattern of usage or consumption, if determinable. Any additional intangibles that are identified in connection with the transaction will be amortized in accordance with the provisions of SFAS No. 142, such that any with an indefinite life will not be subject to amortization, and any with a finite economic life will be amortized over the estimated useful life.

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

Bank of New York and Mellon Financial are in the process of determining the appropriate methodology to allocate the goodwill, customer relationships, deposit base and other indefinite-lived intangibles to reportable segments and expect to finalize the analysis after the completion of the transaction.

NOTE 2: PRO FORMA FINANCIAL INFORMATION

The pro forma financial information for the transaction is included as of March 31, 2007 and for the three months ended March 31, 2007 and the year ended December 31, 2006. The pro forma adjustments in the pro forma financial statements reflect the right of each Mellon Financial shareholder to receive one share of Newco common stock for each share of Mellon Financial common stock held by such holder of record, based on the number of shares of Mellon Financial common stock that were outstanding on March 31, 2007. The unaudited pro forma financial information presented in the pro forma financial statements is not necessarily indicative of the results of operations in future periods or the future financial position of Newco.

The pro forma balance sheet adjustments reflect the issuance of 1.132 billion shares of Newco common stock with an aggregate par value of $11 million; an increase in paid-in capital of $15.2 billion as shown in Note 4; goodwill of $11.5 billion as shown in Note 3; and customer relationships and customer contract-based, core deposit and other indefinite-lived intangibles of $2.2 billion, $0.2 billion and $2.2 billion, respectively. Also included in the pro forma balance sheet adjustments is an increase in other liabilities, which includes estimated exit costs of $200 million, transaction costs of $45 million, other purchase accounting accruals and an increase of $1.7 billion in deferred income taxes.

When the transaction is completed, Bank of New York options will be exchanged for stock options in Newco and the option price per share will be adjusted for the 0.9434 exchange ratio.

Mellon Financial options will be exchanged for stock options in Newco and the option price per share will not be adjusted as the exchange ratio is one Mellon Financial share for one Newco share. All unvested Mellon Financial options granted prior to December 4, 2006 will be accelerated upon approval of the transaction, except for those for which waivers to acceleration were elected. Vested stock options issued by Newco in exchange for options held by employees and directors of Mellon Financial are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of stock options of $344 million.

The fair value of Newco options that will be issued in exchange for Mellon Financial options was estimated by using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 22 percent, a dividend yield of 2.36 percent, an expected life of 50-75 percent of the remaining contractual terms and a risk-free interest rate for U.S. government bonds having a remaining life equal to the respective options’ expected lives.

The estimated exit cost liabilities assumed in the transaction consist principally of personnel-related costs, which include involuntary termination benefits for Mellon Financial employees to be severed in connection with the transaction, relocation costs for continuing Mellon Financial employees and costs to cancel contracts of Mellon Financial that will provide no future benefit to Newco. The estimated $200 million of exit cost liabilities include only those costs associated with Mellon Financial. Bank of New York estimated transaction costs of $45 million are included in goodwill.

During the three months ended March 31, 2007 and year ended December 31, 2006, Bank of New York and Mellon Financial acquired businesses or portions of businesses which are included herein only from the date of completion. Additional information, including selected pro forma information, related to acquisitions of Bank of

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

New York may be found in Note 3, Acquisitions and Dispositions, to its consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006.

NOTE 3: PURCHASE PRICE AND GOODWILL

The computation of the purchase price, the allocation of the purchase price to the net assets of Mellon Financial based on fair values estimated at March 31, 2007, the estimated intangibles and the resulting amount of goodwill follows:

(Dollar amounts in millions, except per share amounts)	March 31, 2007
Purchase price of Mellon Financial
Mellon Financial net common shares outstanding	416,332,384
Exchange ratio	1.00
Newco shares	416,332,384
Average price per share (Note 1)	$39.86

Purchase price of Mellon Financial shares		$16,595
Estimated fair value of outstanding Mellon Financial stock options		344	(N)

Total purchase price		$16,939

Net Mellon Financial assets acquired
Mellon Financial shareholders’ equity		$4,894
Mellon Financial goodwill and intangibles		(2,872	)(A)
Unrecognized compensation on unvested stock options and restricted stock		114	(O)
Estimated adjustments to reflect assets at fair value
Held-to-maturity securities		2	(B)
Loans and leases, net		(166	)(C)
Premises and equipment		(2	)(D)
Identified intangibles		4,623	(E)
Other assets		779	(F)(G)
Estimated adjustments to reflect liabilities at fair value
Deposits		1	(H)
Long-term debt		(95	)(I)
Other liabilities		80	(J)(K)
Deferred taxes
Related to increased intangibles carrying value	(1,615)
Related to stock options	(27)
Related to all other adjustments	(22)

Total deferred tax adjustments		(1,664	)(L)
Estimated exit and transaction costs		(245	)(M)

Total net assets acquired and adjustment to fair value		5,449

Goodwill		$11,490

See Note 5 for footnote explanations.

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

NOTE 4: PRO FORMA CONSOLIDATED SHAREHOLDERS’ EQUITY

The pro forma adjustments related to shareholders’ equity on the pro forma combined consolidated balance sheet at March 31, 2007, are presented below.

(Dollar amounts in millions)	March 31, 2007
Common stock
Mellon Financial common shares	416,332,384
Exchange ratio	1.00
Newco shares	416,332,384

Par value of Newco at $0.01		$4
Less: Mellon Financial common stock		(294)

Adjustment		(290)

Bank of New York common shares (including shares loaned to ESOP)	758,426,005
Exchange Ratio	0.9434
Newco Shares	715,499,093

Par value of Newco at $0.01		7
Less: Bank of New York common stock		(7,909)

Adjustment		(7,902)

Total pro forma adjustment		$(8,192)

Additional capital
Common stock—Mellon Financial		$290
Common stock—Bank of New York		7,902
Mellon Financial treasury stock retirement		(4,802)
Bank of New York treasury stock retirement		(7,539)
Mellon Financial accumulated other comprehensive income		(104)
Mellon Financial retained earnings		7,511
Purchase price—Mellon Financial common stock (Note 3)		16,595
Estimated fair value of vested Mellon Financial stock options (Note 3)		344
Unearned compensation on unvested Mellon Financial restricted stock and stock options		(114)
Mellon Financial shareholders’ equity		(4,894)

Total pro forma adjustment		$15,189

Retained earnings pro forma adjustment—Mellon Financial		$(7,511)

Accumulated other comprehensive income pro forma adjustment – Mellon Financial		$104

Treasury stock pro forma adjustment
Mellon Financial		$4,802
Bank of New York		7,539

Total pro forma adjustment		$12,341

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

NOTE 5: PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENTS

(A) Adjustment to write off historical Mellon Financial goodwill and intangibles from prior acquisitions.

(B) Adjustment to fair value Mellon Financial’s held-to-maturity investment securities. The adjustment will be recognized over the respective remaining terms of the securities, which have a weighted average life of 3.7 years. The impact of the adjustment to pro forma interest income would have been less than $1 million for the year ended December 31, 2006 and the three months ended March 31, 2007.

(C) Adjustment to fair value Mellon Financial’s loan and lease portfolios. The adjustment to loans will be recognized over the respective remaining terms of the loans, which have a weighted average life of 1 year. The adjustment to lease finance assets in accordance with FASB Interpretation No. 21 (Accounting for Leases in a Business Combination) adjusts the lease finance assets carrying value to the present value of after-tax cash flows using current yields, as well as reverses the deferred tax liability that had previously been recorded on these lease finance assets by Mellon Financial. The adjustment to lease finance assets will be recognized over the respective remaining terms of the leases, which have a weighted average remaining life of 8 years. The estimated impact of the adjustment of loans and leases, assuming the transaction had been completed on January 1, 2006, would be an increase in interest income of $12 million, $13 million, $13 million, $14 million and $14 million for the years 2006 through 2010, respectively, and an increase of $3 million for the three months ended March 31, 2007. Based on current information regarding Mellon Financial’s loan portfolio, there are no material estimated differences between the contractual cash flows and the cash flows expected to be collected attributable to credit quality; accordingly, no such adjustment was applied. The pro forma adjustment reduces the reserve for losses on lease finance assets by $10 million to reflect the base credit reserve that would be recorded on the adjusted carrying value of the lease finance assets.

(D) Adjustment to fair value Mellon Financial premises and equipment. The impact of the adjustment to pro forma net occupancy expense and furniture and equipment expense would have been less than $1 million for the year ended December 31, 2006 and three months ended March 31, 2007.

(E) Adjustment to record goodwill and identifiable intangible assets resulting from the transaction based on estimated fair values as summarized in Note 3. The adjustments reflected in this prospectus supplement are based on current assumptions, valuations and estimated lives, which are subject to change. Material changes to these estimates are possible when the analysis is completed. For purposes of the pro forma adjustments shown here, management has estimated $4.6 billion of identifiable intangibles. The pro forma amortization expense of the estimated customer relationship, customer contract-based and core deposit intangible assets with estimable lives are estimated based on a pattern consistent with the assets’ identifiable cash flows, and the amortization expense of non-compete agreements is estimated using a straight-line method. The initial estimates of the fair values, amortization expense and lives are as follows:

		Pro Forma Amortization Expense
(in millions) Amortizing intangibles:	Estimated Fair Value	Year ended December 31, 2006	Three months ended March 31, 2007	Estimated Useful Lives or Contract Terms
Asset management customer relationships	$1,670	$220	$55	10 years
Customer contracts in asset servicing, processing and shareholder services businesses	528	62	16	23 years
Core deposits	185	46	11	10 years
Non-compete agreements	20	3	1	7 years
Indefinite-lived intangibles:
Mutual funds advisory contracts	1,196	n/a	n/a	n/a
Trade names	1,024	n/a	n/a	n/a

Total	$4,623	$331	$83

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

(F) Adjustment of $663 million to fair value Mellon Financial’s investments in four strategic joint ventures, recorded in Other assets.

(G) Adjustment of $116 million to record in Other assets the favorable impact of operating leases compared to current market rates for the remainder of the lease terms. The estimated impact of the adjustment to current market rates, assuming the transaction had been completed on January 1, 2006, would be an increase in net occupancy expense of approximately $17 million in 2006, $18 million for each of the years from 2007-2010 and $5 million for the three months ended March 31, 2007.

(H) Adjustment to fair value Mellon Financial’s term deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the weighted average estimated remaining term of the related deposit liabilities of 0.3 years. This adjustment increases pro forma interest expense by $1 million for the year ended December 31, 2006 and less than $1 million for the three months ended March 31, 2007.

(I) Adjustment to fair value Mellon Financial’s notes, debentures and junior subordinated debentures, all of which are included as Long-term debt in the Combined Consolidated Balance Sheet. The adjustment will be recognized over the respective remaining lives of the instruments, which have a weighted average life of 9.8 years. The estimated impact of the $95 million pro forma adjustment of long-term debt, assuming the transaction had been completed on January 1, 2006, would be decreases in interest expense of $18 million, $13 million, $12 million, $7 million and $5 million for the years 2006 through 2010, respectively, and a decrease of $3 million for the three months ended March 31, 2007. These were estimated using a straight-line basis over the respective remaining maturities of the long-term debt instruments. These pro forma adjustments do not reflect any impact from the effect of the debt to be issued under this prospectus supplement or the use of the proceeds thereof.

(J) Adjustment to reverse $89 million of accrued liabilities related to Mellon Financial’s operating leases with either free rent periods or “step-up” annual lease payments that were recorded under SFAS No. 13 (Accounting for Leases). Under SFAS No. 13, the expense related to operating leases with lease payments increasing subsequent to the date of the completion of the transaction will be recorded on a straight-line basis over the respective leases’ remaining terms. The accrual increased $20 million from January 1, 2006 to March 31, 2007; accordingly, no pro forma adjustment to reduce rental expense is presumed to have occurred for the three months ended March 31, 2007 or the year ended December 31, 2006.

(K) Adjustment to increase the fair value of Mellon Financial’s pension liability by $9 million for the effect of a pre-existing change of control provision for certain employees in Mellon Financial’s pension plan. The $56 million decrease to pro forma staff expense for the year ended December 31, 2006 includes (1) a decrease of $58 million for the amortization of prior service cost and recognized net actuarial loss on pensions and amortization of transition obligation on postretirement benefits other than pensions recognized by Mellon Financial in 2006 and (2) a pro forma increase of $2 million for the service and interest components of expense that would have been recorded in 2006 for the effect of the pre-existing change of control provision for certain employees. The pro forma adjustments for the three months ended March 31, 2007 was estimated at approximately one fourth of the annual estimate. Additional analyses and actuarial valuations will be performed by the combined company’s actuaries after the transaction, and these estimates may be subject to material change. The adjustments reflected herein do not reflect any effects from restructuring the combined company workforce.

(L) Adjustment to record the tax effects of the pro forma adjustments in the Balance Sheet, except the adjustment to lease finance assets (as described in Note C above), using a combined federal, state and foreign tax rate of 38 percent.

(M) Adjustment to record as liabilities the estimated exit costs related to Mellon Financial and transaction costs incurred by Bank of New York, both of which are included in the estimated $1.3 billion of merger and

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

integration costs, discussed further in Note 6. The estimated exit costs will include severance (including the effect of change in control provisions in Mellon Financial’s displacement program) and relocation costs of continuing Mellon Financial employees, costs to cancel contracts of Mellon Financial that will provide no future benefit to Newco, and other costs. Also included in the pro forma adjustment is $45 million for Bank of New York’s investment banking, attorney and independent accountant fees, and other transaction-related costs.

(N) Adjustment to record the fair value of Mellon Financial’s employees’ stock options and directors’ stock options and deferred share units. The fair value of Mellon Financial’s options to be exchanged for Newco options was estimated using a Black-Scholes pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that, when changed, can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 22 percent, a dividend yield of 2.36 percent, an expected life of 50 to 75 percent of the remaining contractual terms and a risk-free interest rate for U.S. government bonds having a remaining life equal to the respective options’ expected lives.

(O) Adjustment to increase staff expense resulting from the revaluation of Mellon Financial’s unvested awards, primarily for those individuals who elected to waive acceleration of vesting. The original valuations of these awards were determined by Mellon Financial at the original grant dates. Upon completion of the transaction, these awards will be revalued using current market assumptions. The unrecognized compensation expense for these stock-based awards and those issued in the three months ended March 31, 2007 was $114 million at March 31, 2007. Annual compensation expense related to these awards is expected to be greater than historic compensation expense due to the increase in the value of the awards upon remeasurement. For unvested stock options, the average remaining vesting period is 4.5 years and the average remaining contractual life is 9.7 years. For unvested restricted stock awards, the average remaining vesting period is 2.4 years. Pursuant to FAS 123(R), unvested awards are not considered a component of purchase price and are solely recognized in compensation expense in future periods.

(P) Adjustment to eliminate intercompany assets and liabilities. These include: (i) $11 million of Mellon Financial junior subordinated debentures, included in long-term debt, which were included in securities available for sale by Bank of New York, (ii) $3 million of Mellon Financial trading liability recorded as a trading asset receivable by Bank of New York, (iii) $3 million of Mellon Financial cash and due from banks and held in deposits by Bank of New York, and (iv) $6 million of miscellaneous receivables/payables in other assets and other liabilities. The amount of interest earned on the junior subordinated debentures for the period held in 2006 and 2007 as an investment was less than $1 million, and the revenue and expense related to the other items described above was de minimis.

(Q) Weighted average shares of Newco were calculated using the historical weighted average shares outstanding for the year ended December 31, 2006 of Bank of New York shares adjusted using the exchange ratio of 0.9434 and Mellon Financial shares using the 1:1 exchange ratio. Earnings per share data have been computed based on the combined historical income from continuing operations of Bank of New York and Mellon Financial and the impact of pro forma purchase accounting adjustments.

(R) Adjustment to eliminate merger and integration expenses recorded by Mellon Financial and Bank of New York related to the transaction.

(S) Adjustment to reverse amortization expense of intangible assets recorded in Mellon Financial’s historical financial statements.

(T) Adjustment to eliminate intercompany revenue and expenses for Clearing services and Asset servicing paid by Mellon Financial to Bank of New York.

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

(U) The adjustment included in the pro forma tax provision related to lease finance assets includes the taxes that would be recorded for these assets based on the new carrying value as described in Note C above, rather than the 38% statutory provision for combined federal, state and foreign taxes used for all other pro forma adjustments.

NOTE 6: MERGER AND INTEGRATION EXPENSE

In connection with the transaction, Bank of New York and Mellon Financial have begun to develop their preliminary plans for post-merger integration of their operations. Over the next several months, the specific details of these plans will be refined. Bank of New York and Mellon Financial are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system.

Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, canceling contracts with certain service providers and selling or otherwise disposing of certain premises or equipment. To the extent these decisions relate to Mellon Financial employees, assets or contracts, the costs associated with such decisions as permitted will be recorded as purchase accounting adjustments, which have the effect of increasing the amount of the purchase price allocable to goodwill. It is expected that all such costs will be identified and recorded within one year of completion of the transaction and all such actions required to effect these decisions would be taken within one year after finalization of these plans. The Unaudited Pro Forma Combined Consolidated Balance Sheet includes a preliminary estimate of such liabilities of $200 million. See Notes 2, 3 and 5 for additional disclosures.

To the extent these decisions relate to Bank of New York employees, assets or contracts, these exit and disposal costs would be recorded in accordance with FASB Statement Nos. 146 and 112 in the results of operations of Newco in the period incurred.

Newco also expects to incur transaction-related expenses in the process of combining the operations of the two companies. These transaction-related expenses may include system conversion costs, employee retention arrangements and costs of incremental communications to customers and others. It is expected that the exit and disposal costs along with the transaction-related costs will be incurred over a three-year period after completion of the transaction. These expenses are not included in the Unaudited Pro Forma Combined Consolidated Income Statement because these costs will be recorded in the combined results of operations as they are incurred after completion of the transaction and are not indicative of what the historical results of Newco would have been had Bank of New York and Mellon Financial actually been combined during the periods presented.

Preliminarily, we estimate that the total of Mellon Financial’s exit costs, Bank of New York’s transaction and restructuring costs and Newco’s integration costs will be approximately $1.3 billion.

NOTE 7: DIVIDENDS

Following the completion of the transaction, it is anticipated that Newco will initially pay a quarterly cash dividend of $0.235 per share. Prior to the completion of the transaction, Bank of New York intends to maintain its $0.22 per share regular quarterly dividend. Prior to the completion of the transaction, Mellon Financial intends to maintain regular quarterly dividends at a rate not to exceed $0.22 per share.

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

NOTE 8: RECLASSIFICATIONS TO BANK OF NEW YORK INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2006

(dollar amounts in millions)	As Reported in Bank of New York’s Form 10-K	Bank of New York’s Reporting Reclassifications		As Shown for Bank of New York in Combined Consolidated Income Statement
Interest Income
Loans	$1,449	$—		$1,449
Margin loans	330	—		330
Securities
Taxable	1,101	—		1,101
Exempt from federal income taxes	29	—		29

Total securities income	1,130	—		1,130
Deposits in bank	538	—		538
Federal funds sold and securities purchased under resale agreements	130	—		130
Trading assets	163	—		163

Total interest income	3,740	—		3,740

Interest Expense
Deposits	1,434	—		1,434
Federal funds purchased and securities sold under repurchase agreements	104	—		104
Other borrowed funds	100	—		100
Customer payables	167	—		167
Long-term debt	436	—		436
Funding of discontinued operations	—	—		—

Total interest expense	2,241	—		2,241

Net interest income	1,499	—		1,499
Provision for credit losses	(20)	—		(20)

Net interest income after provision for credit loss	1,519	—		1,519

Noninterest income
Securities servicing fees
Investor services/Asset servicing	1,138	263	(c)(h)	1,401
Issuer services	895	—		895
Broker-dealer services	259	(259	)(h)	—
Execution and clearing services	1,245	(1	)(c)	1,244

Total securities servicing fees	3,537	3		3,540
Global payment services	252	(43	)(a)	209
Asset and wealth management services	569	(24	)(b)(d)	545
Performance fees	—	35	(b)	35
Distribution and servicing	—	6	(b)	6
Finance-related fees	207	43	(a)	250
Foreign exchange and other trading activities	425	—		425
Securities gains	88	(86	)(f)	2
Net economic value payments	23	(23	)(e)	—
Assets/investment income	—	150	(c)(f)	150
Other	221	(44	)(c)(e)	177

Total noninterest income	5,322	17		5,339

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

(dollar amounts in millions)	As Reported in Bank of New York’s Form 10-K	Bank of New York’s Reporting Reclassifications		As Shown for Bank of New York in Combined Consolidated Income Statement
Noninterest expense
Staff	2,640	—		2,640
Net occupancy	279	—		279
Furniture and equipment	190	—		190
Clearing	183	16	(g)	199
Sub-custodian expenses	134	—		134
Software	220	—		220
Business development	—	108	(g)	108
Communication	97	—		97
Professional, legal and other purchased services	—	381	(g)	381
Distribution and servicing	—	17	(d)	17
Amortization of intangible assets	76	—		76
Merger and integration costs	106	—		106
Other	746	(505	)(g)	241

Total noninterest expense	4,671	17		4,688

Income
Income from continuing operations before income taxes	2,170	—		2,170
Provision for income taxes	694	—		694

Income from continuing operations	$1,476	$—		$1,476

Reclassification adjustments to conform Bank of New York categories with the Newco Income Statement presentation:

(a)	To reclassify letter of credit and acceptance income to Finance-related fees.
(b)	To reclassify Performance fees and Distribution and servicing income from Asset and wealth management services.
(c)	To reclassify from Other income both equity in earnings of companies in which Bank of New York has an investment in 50 percent or less of the equity ($3 million) dedicated to Asset servicing and Clearing services and also income earned on company-owned life insurance ($64 million) to Asset/investment income.
(d)	To reclassify asset management finders fees to Distribution and servicing expense.
(e)	To reclassify Net economic value payments to Other income.
(f)	To reclassify gains (losses) on private equity investments to Asset/investment income.
(g)	To reclassify Business development, Professional, legal and other purchased services, and charges for book-entry services from Other expense.
(h)	To reclassify Broker-dealer services to Asset servicing.

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

NOTE 9: RECLASSIFICATIONS TO MELLON FINANCIAL INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2006

(dollar amounts in millions)	As Reported in Mellon Financial’s Form 10-K	Mellon Financial’s Reporting Reclassifications		As Shown for Mellon Financial in Combined Income Statement
Interest Income
Loans	$397	$—		$397
Margin loans	—	—		—
Securities
Taxable	862	(3	)(a)	859
Exempt from federal income taxes	35	—		35

Total securities income	897	(3)		894
Deposits in banks	100	5	(b)	105
Federal funds sold and securities purchased under resale agreements	40	—		40
Trading assets	9	—		9
Other money market securities	5	(5	)(b)	—

Total interest income	1,448	(3)		1,445

Interest Expense
Deposits	641	—		641
Federal funds purchased and securities sold under repurchase agreements	79	—		79
Other borrowed funds	17	—		17
Customers payable	—	—		—
Long-term debt	297	—		297
Funding of discontinued operations	(49)	—		(49)

Total interest expense	985	—		985

Net interest income	463	(3)		460
Provision for credit losses	2	—		2

Net interest income after provision for credit losses	461	(3)		458

Noninterest income
Securities servicing fees
Asset servicing	—	945	(c)	945
Issuer services	—	196	(d)	196
Clearing services	—	9	(e)	9

Total securities servicing fees	—	1,150		1,150
Global payment services	—	271	(f)	271
Asset and wealth management fees	—	2,065	(g)	2,065
Performance fees	—	358	(h)	358
Investment management	2,432	(2,432	)(e)(g)(h)	—
Distribution and servicing	415	—		415
Financing-related fees	—	45	(i)(j)(k)	45
Institutional trust and custody	945	(945	)(c)	—
Payment solutions & investor services	482	(482	)(d)(f)(i)	—
Foreign exchange and other trading activities	239	32	(l)	271
Securities gains	3	—		3
Asset/investment income	—	84	(k)	84
Financing-related/equity investment	114	(114	)(j)(k)	—
Other	222	(29	)(a)(l)	193

Total noninterest income	4,852	3		4,855

NOTES TO BANK OF NEW YORK AND MELLON FINANCIAL UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

(dollar amounts in millions)	As Reported in Mellon Financial’s Form 10-K	Mellon Financial’s Reporting Reclassifications		As Shown for Mellon Financial in Combined Income Statement
Noninterest expense
Staff	2,147	—		2,147
Net occupancy	236	—		236
Furniture and equipment	179	(73	)(m)	106
Clearing	—	—		—
Sub-custodian expenses	—	55	(n)	55
Software	—	77	(m)(o)(s)	77
Business development	114	—		114
Communications	85	(52	)(p)(q)	33
Professional, legal and other purchased services	516	(54	)(n)(o)(q)(r)	462
Distribution and servicing	503	—		503
Amortization of intangible assets	44	—		44
Merger and integration costs	—	11	(r)	11
Other	243	36	(p)(s)	279

Total noninterest expense	4,067	—		4,067

Income
Income from continuing operations before income taxes	1,246	—		1,246
Provision for income taxes	314	—		314

Income from continuing operations	$932	$—		$932

Reclassification adjustments to conform Mellon Financial categories with the Newco Income Statement presentation:

(a)	To reclassify income on Federal Reserve stock from Interest income on securities to Other noninterest income.
(b)	To reclassify Interest income on their money market investments to Interest income on Deposits with banks.
(c)	To reclassify Asset servicing fees from Institutional trust and custody fees.
(d)	To reclassify Issuer services fees from Payment solutions and investor services fees.
(e)	To reclassify clearing services fees from transition management business from Investment management fees to Clearing services fees.
(f)	To reclassify Global payment services fees from Payment solutions & investor services fees.
(g)	To reclassify the Investment management fees, other than those reclassified in adjustments (e) and (h), to Asset and Wealth Management fees.
(h)	To reclassify Performance fees from Investment management fees.
(i)	To reclassify certain Payment solutions and investor services fees to Financing-related fees.
(j)	To reclassify fees earned on letters of credit, acceptances and loan commitments and net gains on loan sales to Financing-related fees from Financing-related/equity investment fees.
(k)	To reclassify equity investment income, gain/loss on lease residuals and income earned on company-owned life insurance from Financing-related/equity investment income to Asset/investment income.
(l)	To reclassify earnings on seed capital investments and other trading-related income from Other noninterest income to Foreign exchange and other trading activities income.
(m)	To reclassify depreciation expense on software and software rental expense from Furniture and equipment expense to Software expense.
(n)	To reclassify Sub-custodian expenses from Professional, legal and other purchased services.
(o)	To reclassify software maintenance and license expense from Professional, legal and other purchased services to Software expense.
(p)	To reclassify postage expense from Communications expense to Other expense.
(q)	To reclassify delivery expense from Communications expense to Professional, legal and other purchased services.
(r)	To reclassify Merger and integration costs from Professional, legal and other purchased services.
(s)	To reclassify software leasing expense from Other expense to Software expense.

MELLON FINANCIAL

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth certain information regarding Mellon Financial’s ratios of earnings to fixed charges. Fixed charges represent interest expense, one-third (the proportion deemed representative of the interest factor) of net rental expense, and amortization of debt issuance costs.

	Period Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Mellon Financial (Parent Corporation)	2.38	3.20	3.24	4.34	3.83	4.83	5.28
Mellon Financial and its subsidiaries:
Excluding interest on deposits	4.21	4.26	4.25	5.24	6.13	5.66	4.94
Including interest on deposits	2.24	2.37	2.21	2.92	3.85	3.97	3.37

Mellon Financial (Parent Corporation) ratios include the accounts of Mellon Financial, Mellon Funding Corporation, a wholly owned subsidiary of Mellon Financial that functions as a financing entity for Mellon Financial and its subsidiaries by issuing commercial paper and other debt guaranteed by Mellon Financial, and MIPA, LLC, a single member limited liability company wholly owned by Mellon Financial, created to hold and administer corporate owned life insurance. Here, earnings represent income before taxes from continuing operations, plus the fixed charges from operations of Mellon Financial, but exclude equity in undistributed net income (loss) of subsidiaries. Consequently, these ratios vary with the payment of dividends by such subsidiaries.

In the ratios for Mellon Financial and its subsidiaries, earnings represent continuing operations income before taxes and the cumulative effect of changes in accounting principle, plus fixed charges from continuing operations. We have presented these ratios both including and excluding interest on deposits in fixed charges from continuing operations.

BANK OF NEW YORK

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth certain information regarding Bank of New York’s ratios of earnings to fixed charges.

	Period Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Bank of New York Earnings to Fixed Charges (1):
Excluding Interest on Deposits	4.06	3.76	3.50	4.60	6.86	6.61	4.12
Including Interest on Deposits	2.06	2.09	1.94	2.42	3.35	3.11	2.21

(1)	For purposes of computing the ratios of earnings to fixed charges, earnings represent net income (loss) before extraordinary items plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

DESCRIPTION OF NOTES AND GUARANTEES

The Notes and related guarantees will be issued under an indenture dated as of May 2, 1988 (the “senior indenture”) between us and The Bank of New York as successor trustee to JPMorgan Chase Bank, N.A., as senior trustee, as supplemented by the first supplemental indenture dated as of November 29, 1990 and the second supplemental indenture dated as of June 12, 2000. The senior indenture is qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and the terms of the Notes will include those stated in the senior indenture and those made part of the senior indenture by reference to the Trust Indenture Act. The senior indenture is an exhibit to the registration statement that contains the accompanying prospectus. The following description provides the particular terms of the Notes to be offered by this prospectus supplement and the accompany prospectus and the material terms of the senior indenture under which the Notes and related guarantees will be issued. The following summary of certain terms of the Notes and the senior indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, all of the provisions of the senior indenture and those terms made a part of the senior indenture by reference to the Trust Indenture Act as in effect on the date of the closing of the offering of the Notes.

Principal, Maturity and Interest

Fixed Rate Notes

The Fixed Rate Notes due 2014 offered hereby are a series of senior debt securities. The Fixed Rate Notes will mature at 100% of their principal amount on May     , 2014.

The Fixed Rate Notes will initially be limited to an aggregate principal amount of $     million. We may, without the consent of the holders of the Fixed Rate Notes, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the Fixed Rate Notes being offered hereby. The senior indenture does not limit the aggregate principal amount of senior debt securities and related guarantees that may be issued thereunder, and we may, without the consent of holders of the Fixed Rate Notes, create and issue additional Fixed Rate Notes with related guarantees ranking equally with this series of Fixed Rate Notes and otherwise similar in all respects, except the issue date and issue price.

The Fixed Rate Notes will bear interest at the rate per annum of     % from May     , 2007 or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semiannually on May      and November      of each year, commencing on November     , 2007, to the person in whose name the Fixed Rate Note is registered at the close of business on                          and                         , as the case may be, next preceding such interest payment date, known as the “regular record date.” If any interest payment date is not a business day, the interest payment will be made on the next business day, and the holder is not entitled to any additional interest for the delay. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Notes

The Floating Rate Notes due 2014 offered hereby are a series of senior debt securities. The Floating Rate Notes will mature at 100% of their principal amount on May     , 2014.

The Floating Rate Notes will initially be limited to an aggregate principal amount of $         million. We may, without the consent of the holders of the Floating Rate Notes, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the Floating Rate Notes being offered hereby. The senior indenture does not limit the aggregate principal amount of senior debt securities and related guarantees that may be issued thereunder, and we may, without the consent of holders of the Floating Rate Notes, create and issue additional Floating Rate Notes with related guarantees ranking equally with this series of Floating Rate Notes and otherwise similar in all respects, except the issue date and issue price.

Interest on the Floating Rate Notes will accrue at a rate per annum equal to three-month LIBOR plus a margin of     %. Interest on the Floating Rate Notes will be paid every three months on each February     , May     ,

August      and November     , each an “interest payment date,” beginning on August     , 2007 to the persons who are registered holders at the close of business on the January     , April     , July      and October      immediately before the applicable interest payment date. If any interest payment date is not a business day, the interest payment will be made on the next business day. If such next business day falls in the next calendar month, principal or interest will be paid on the preceding day that is a business day. Interest on the Floating Rate Notes will accrue from May     , 2007 to, but excluding, the first interest payment date of August     , 2007 and then, from and including, the immediately preceding interest payment date to, but excluding, the next interest payment date. Each of these periods is referred to as an “interest period.”

If the maturity falls on a day that is not a business day, we will make the payment of principal and interest on the next business day, without additional interest.

LIBOR for each interest period will be determined by Mellon Bank, N.A., as calculation agent, on the interest determination date, which is the second London business day prior to the interest reset date. The calculation agent will reset the interest rate on each interest payment date, each of which is referred to as an “interest reset date.” If any interest reset date is not a business day, then the interest reset date will be postponed to the next succeeding business day except that if such business day is in the next succeeding calendar month, such interest reset day will be the next preceding business day.

LIBOR will be determined in accordance with the following provisions:

(1) LIBOR will be determined on the applicable interest determination date on the basis of the offered rate for deposits of US dollars having a maturity of three months, commencing on the first day of the applicable interest period, which appears on Reuters Screen LIBOR01 (or such other page as may replace Reuters Screen LIBOR01), as of 11:00 A.M., London time, on such interest determination date. If no such rate appears on Reuters Screen LIBOR01 (or such other page as may replace such page), LIBOR in respect to that interest determination date will be determined in accordance with (2) below.

(2) On any applicable interest determination date on which no offered rates for deposits of US dollars having a maturity of three months appear on Reuters Screen LIBOR01 (or such other page as may replace such page) as described in (1) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such interest determination date at which deposits in US dollars having a maturity of three months commencing on the first day of the applicable interest period are offered by four major banks in the London interbank market selected by the calculation agent to prime banks in the London interbank market and in a principal amount of not less than US$1,000,000 that is representative of a single transaction in such market at such time. The calculation agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such interest determination date by three major banks in New York City, selected by the calculation agent for loans in US dollars to leading European banks, having a maturity of three months commencing on the first day of the applicable interest period and in a principal amount of not less than US$1,000,000 that is representative for a single transaction in such market at such time. Finally, if the three banks selected by the calculation agent are not quoting as mentioned above, LIBOR will remain LIBOR then in effect on such interest determination date.

The following terms have the following meanings:

“business day” means any day that (a) is not a Saturday or Sunday, (b) in New York, New York, is not a day on which banking institutions generally are authorized or required by law or executive order to close, and (c) is also a London banking day.

“London banking day” means any day on which dealings in deposits in US dollars are transacted in the London interbank market.

Interest on the Floating Rate Notes will be computed on the basis of the actual number of days in the applicable interest period divided by 360.

General Terms of the Notes

The Notes are not redeemable prior to maturity. The Notes will not be subject to any sinking fund.

The Notes and related guarantees will be issued in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The trustee will serve as security registrar and paying agent for the Notes.

Guarantees

The Notes will be guaranteed as to payment of principal and interest on a senior unsecured basis by Mellon Financial, which guarantee will rank equally with all unsecured senior indebtedness of Mellon Financial.

Because Mellon Financial is a holding company, the rights of our creditors—including you if you hold the Notes and the guarantees are enforced—to share in distributions from any subsidiary will be subject to prior claims of that subsidiary’s creditors, including depositors if the subsidiary is a bank. Regulatory considerations also impact the transfer of funds from bank subsidiaries as we discuss in “Regulatory Considerations.”

Ranking

The Notes will be our senior unsecured obligations and will rank equally with all of our other unsecured senior indebtedness. The Notes are not secured by any of our property or assets. Accordingly, your ownership of Notes means you are one of our unsecured creditors. The Notes are not subordinated to any of our other debt obligations, and therefore they will rank equally with all of our other unsecured and unsubordinated indebtedness. The guarantees of the Notes will rank equally with all other unsecured and unsubordinated indebtedness of Mellon Financial.

Global Notes

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between The Depository Trust Company, or DTC, participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Banking, societe anonyme, in Luxembourg, or Clearstream, Luxembourg, customers and/or Euroclear Bank S.A./N.V., as operator of the Euroclear Systems, or Euroclear, participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. For more information about global securities held by DTC through Clearstream, Luxembourg or Euroclear, see “Global Securities” below.

Defeasance

The defeasance provisions of the senior indenture will apply to each series of Notes. We may defease each series of Notes in one of two ways as follows.

Full Defeasance.    We may terminate or “defease” our obligations on each series of Notes under the senior indenture, provided that certain conditions are met, including:

•

we must irrevocably deposit in trust for the benefit of all holders of such series of Notes a combination of U.S. dollars or U.S. government obligations that will generate enough cash to make interest, principal and any other payments on such series of Notes on their applicable due dates;

•

there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on such series of Notes any differently than if we did not make the deposit and just repaid such series of Notes. Under current tax law you could recognize gain or loss; and

•

an opinion of independent counsel shall have been delivered to the trustee to the effect that the holders of such series of Notes will have no federal income tax consequences as a result of such deposit and termination and that if the securities are listed on the New York Stock Exchange, or NYSE, they will not be delisted.

If we ever fully defease your Notes, you will have to rely solely on the trust deposit for payments on your Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Covenant Defeasance.    Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants relating to a series of Notes. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay such series of Notes. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for the benefit of the holders of such series of Notes a combination of U.S. dollars and U.S. government obligations that will generate enough cash to make interest, principal and any other payments on such series of Notes on their applicable due dates; and

•

deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on such series of Notes any differently than if we did not make the deposit and just repaid such series of Notes ourselves.

Events of Default

Events of Default.    You will have special rights if an “event of default” occurs and is not cured. The following are “events of default” under the senior indenture applicable to the Notes:

•	we do not pay the principal or premium on a series of Notes when due;

•	we do not pay interest on a series of Notes when due, which non-payment continues for 30 days;

•

default in the performance of the restrictive covenants contained in the senior indenture for the benefit of such series of Notes, which default continues for 60 days after we receive written notice that we are in breach from the trustee or the holders of at least 25% of the principal amount of such series of Notes; and

•	Mellon Financial, Mellon Funding Corporation or Mellon Bank files for bankruptcy, or certain other bankruptcy, insolvency or liquidation events occur as to any of them.

Remedies.    If an event of default occurs and is continuing for a series of Notes, the trustee or the holders of at least 25% in aggregate principal amount of such series of Notes may declare the principal amount of all the Notes of such series to be due and immediately payable. This notice must be in writing to us and Mellon Financial. This is called a “declaration of acceleration.” At any time after the trustee or the holders have accelerated such series of Notes, the holders of a majority in aggregate principal amount of outstanding Notes of such series may cancel such acceleration if we or Mellon Financial has deposited monies on account of certain overdue amounts with the trustee.

Except in cases of default, where a trustee has to act with a required standard of care, a trustee is not required to take any action under the senior indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the direct holders of a majority in principal amount of a series of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the senior indenture.

In general, before a holder may bypass the trustee and bring his or her own lawsuit or other formal legal action or take other steps to enforce his or her rights or protect his or her interests related to the Notes, the following must occur:

•	that holder must previously give to the trustee written notice of an event of default;

•

the direct holders of not less than 25% in aggregate principal amount of the outstanding Notes of such series also must have offered the trustee reasonable indemnity and made written request to the trustee to institute such proceeding as trustee;

•

the trustee must not have received from the holders of a majority in principal amount of the outstanding Notes of such series direction inconsistent with the written notice during the 60-day period after receipt of the notice; and

•	the trustee must have failed to institute a proceeding within 60 days.

Any holder of the Notes, however, has the absolute right to institute suit for payment of money due on his Notes on or after the due dates for payment. Indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We are required to furnish to the trustee annually a statement as to the performance of our obligations under the senior indenture and as to any default in such performance.

Merger and Similar Events

We and Mellon Financial are each generally permitted to consolidate or merge with or into another entity, and sell or lease all or substantially all of our assets to another entity. We are also both permitted to buy or lease substantially all of the assets of another entity. Either of us may take these actions provided that: the resulting entity, if other than us, assumes all of our obligations on the senior debt securities under the senior indenture and the merger, sale of assets or other transaction must not cause an event of default under the senior indenture or a default and none must have already occurred unless the merger or other transaction would cure the event of default or default.

Restrictive Covenants

The senior indenture limits how we may dispose of our voting stock or the voting stock of Mellon Bank. Under the senior indenture, Mellon Financial cannot assign, sell, grant a security interest in or otherwise dispose of any of our or of Mellon Bank’s shares or rights to obtain shares with general voting power, other than directors’ qualifying shares. Also, Mellon Financial may not permit us or Mellon Bank to issue any shares or rights to obtain our shares or shares of Mellon Bank with general voting power. However, in the case of Mellon Bank any of such transactions are permitted:

•	that are for fair market value on the date of action; and

•	where, after the transaction, Mellon Financial owns at least 80% of the shares of issued and outstanding voting stock of Mellon Bank.

Subject to the merger provisions of the senior indenture, Mellon Financial cannot allow us or Mellon Bank to merge or consolidate with another company or sell, grant a security interest in or lease substantially all of its assets unless, in the case of Mellon Bank:

•	the transaction is for fair market value, unless to or with a company in which Mellon Financial owns at least 80% of the shares of issued and outstanding voting stock; and

•	after the transaction, Mellon Financial owns at least 80% of the shares of issued and outstanding voting stock of Mellon Bank.

The senior indenture contains no covenants specifically designed to protect you in the event of a highly leveraged transaction involving Mellon Financial, us or Mellon Bank.

Modification and Waiver

There are three types of changes we can make to the senior indenture and the Notes.

Changes Requiring Your Approval.    We may not make the following changes to your Notes without your approval:

•	change the payment due date of the principal or interest on the Notes;

•	reduce any amounts due on the Notes;

•	reduce the principal amount, the amount payable on acceleration of the maturity after default, the interest rate or the redemption price for the Notes;

•	change the place or currency of payment on the Notes;

•	impair the right to sue for payment;

•	reduce the percentage of holders of Notes whose consent is required to modify or amend the senior indenture or to waive compliance with certain provisions of the senior indenture;

•	modify any other aspect of the provisions dealing with modification and waiver; or

•	modify the terms of the guarantees in a way that is adverse to you.

Changes Requiring a Vote.    The second type of change to the senior indenture and the Notes is the kind that requires a vote in favor by direct holders of a series of Notes. A vote by direct holders owning 66 2/3% of the principal amount of a series of Notes would be required for us to obtain a waiver of all or part of the restrictive covenants described under “—Restrictive Covenants.” A vote by direct holders of a majority of the principal amount of a series of Notes may waive a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the senior indenture or the Notes listed under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.    The third type of change does not require any approval by direct holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes. Nor do we need any approval to make any change that affects only notes to be issued under the senior indenture after the changes take effect.

We may also make changes or obtain waivers that do not adversely affect the Notes, even if they affect other senior debt securities. In such cases, we do not need to obtain the approval of the holders of Notes; we need only obtain any required approvals from the holders of affected senior debt securities.

Legal Ownership of the Notes

We refer to those who have Notes registered in their own names, on the books that we or the trustee maintain for this purpose, as “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in the Notes that are not registered in their own name as indirect holders. As discussed under the heading “Global Securities,” indirect holders are not legal holders, and investors in Notes issued in book-entry form or in street name will be indirect holders.

Notices

Notices to be given to holders of a global security will be given only to the depository in accordance with its policies as described under “Global Securities.” Notices to be given to holders of Notes not in global form will be sent by mail to the address of the holder appearing in the trustee’s records. Indirect holders should consult their banks or brokers for information on how they will receive notice.

Governing Law

The senior indenture is, and the Notes will be, governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except that the rights, immunities, duties and liabilities of the trustee under the senior indenture are governed by the laws of the State of New York.

GLOBAL SECURITIES

The Notes will be issued in the form of one or more global notes, or the Global Notes, registered in the name of DTC or its nominee. The Global Notes will be deposited upon issuance with DTC, New York, New York, or the Depositary, and registered in the name of a nominee of the Depositary in the form of a global certificate. All interests in the Global Notes will be subject to the operations and procedures of the Depositary, or Euroclear or Clearstream, Luxembourg. Beneficial interests in the Global Notes must be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Depositary has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, the Depositary or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such Depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with the Depositary, or participants, or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through the Depositary if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as the Depositary, or its nominee, is the registered owner or holder of the Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the senior indenture governing the Notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with the Depositary’s procedures, in addition to those provided for under the senior indenture with respect to the Notes.

Payments of the principal of, premium, if any, and interest on, the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. We, the trustee or any paying agent under the senior indenture governing the Notes will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Depositary has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in the Depositary will be effected in the ordinary way through the Depositary’s same-day funds system in accordance with the Depositary’s rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of the Depositary and with the procedures set forth in the senior indenture governing the Notes.

The Depositary has advised us that it will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for exchange as described below, only at the direction of one or more participants to whose account the Depositary’s interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if an event of default under the senior indenture governing the Notes has occurred and is continuing, the Depositary will exchange the Global Notes for certificated securities, which it will distribute to its participants.

The Depositary has advised us as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange of 1934, as amended, or the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary’s system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

Clearstream, Luxembourg holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System, or Euroclear Operator, in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear holds securities and book-entry interests in securities for participating organizations, or Euroclear Participants, and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a Global Note through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a Global Note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions of the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between Direct Participants in the Depositary, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a Global Note from a Direct Participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of the Depositary. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a Global Note by or through a Euroclear Participant or Clearstream Participant to a Direct Participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the Depositary’s settlement date.

The information in this section concerning the Depositary, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Euroclear Participants and Clearstream Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective Participants of their respective obligations under the rules and procedures governing their operations.

REGARDING THE TRUSTEE

The trustee will be The Bank of New York, an affiliate of Bank of New York, as successor trustee to JPMorgan Chase Bank, N.A. We maintain deposit accounts and conduct other banking transactions with The Bank of New York in the ordinary course of our business.

The Bank of New York and The Bank of New York Delaware act as trustees in connection with capital securities issued by Mellon Capital I and Mellon Capital II, special purpose business trusts formed by Mellon Financial.

On or before consummation of the merger of Mellon Financial and Bank of New York into Newco, The Bank of New York will be replaced as trustee under the senior indenture with a new financial institution to be selected by us. The Bank of New York and The Bank of New York Delaware will also, at such time, be replaced as trustees in connection with the transactions involving Mellon Capital I and Mellon Capital II.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below.

Underwriter	Principal Amount of Fixed Rate Notes	Principal Amount of Floating Rate Notes
Bear, Stearns & Co. Inc.	$	$
UBS Securities LLC
Banc of America Securities LLC
Lehman Brothers, Inc.
BNY Capital Markets, Inc.

	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes.

The Notes sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to      % of the principal amount of the Fixed Rate Notes and up to     % of the principal amount of the Floating Rate Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the Notes. If all of the Notes are not sold at the initial public offering price, the underwriters may change the initial public offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Us
Per Fixed Rate Note	%
Per Floating Rate Note	%

The Notes are a new issue of securities with no established trading market. The underwriters intend to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be.

In connection with this offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of the Notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while an offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be approximately $150,000.

The underwriters and their affiliates have in the past performed, and may in the future from time to time continue to perform, investment banking and general financing and banking services for us for which they have in the past received, and may in the future receive, customary fees. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

BNY Capital Markets, Inc., one of the underwriters, is an affiliate of Bank of New York.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the prospectus as supplemented by this prospectus supplement to the public in that Relevant Member State other than:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has further represented and agreed that:

•

it has compiled and will comply with all the applicable provisions of the Financial Services and Markets Act 2000, or FSMA, with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to us or Mellon Financial; and

•

the Notes have not been and will not be registered under the Securities and Exchange Law of Japan, as amended, or SEL, and that the Notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except under circumstances which will result in the compliance with the SEL and any other applicable laws and regulations promulgated by the relevant Japanese governmental and regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan; and

•

with respect to any other jurisdiction outside the United States it has not offered or sold and will not offer or sell any of the Notes in any jurisdiction, except under circumstances that resulted or will result in compliance with the applicable rules and regulations of such jurisdiction.

VALIDITY OF THE NOTES AND GUARANTEES

The validity of the Notes and related guarantees will be passed upon for us by Carl Krasik, General Counsel and Secretary of Mellon Financial, One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258, and for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.

Mr. Krasik is a shareholder of Mellon Financial and holds options to purchase additional shares of Mellon Financial’s common stock. Sullivan & Cromwell LLP will rely on the opinion of Mr. Krasik as to all matters of Pennsylvania law. Sullivan & Cromwell LLP from time to time performs legal services for us.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited Bank of New York’s consolidated financial statements included in Bank of New York’s Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of Bank of New York’s internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference into this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. The report with respect to the December 31, 2006 consolidated financial statements refers to a change in Bank of New York’s method of accounting for employer defined pension and other postretirement plans in accordance with Statement of Financial Accounting Standards No. 158. Bank of New York’s financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

See also the “Experts” section on page 4 of the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We and Bank of New York file annual, quarterly and current reports, proxy statements and other information with the SEC. Our and Bank of New York’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us and Bank of New York with the SEC are also available on our website at http://www.mellon.com and on Bank of New York’s website at http://www.bankofny.com, respectively. Our and Bank of New York’s websites are not part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we and Bank of New York file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Because our and Bank of New York’s common stock are listed on the NYSE, you may inspect reports, proxy statements and other information about us and Bank of New York at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows us and Bank of New York to “incorporate by reference” information we and Bank of New York file with it, which means that we and Bank of New York can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we and Bank of New York file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

We and Bank of New York incorporate by reference the documents listed below filed by Mellon Financial or Bank of New York under the Exchange Act.

•	Joint Proxy Statement/Prospectus of Mellon Financial and Bank of New York dated April 17, 2007 (forming part of Newco’s Registration Statement on Form S-4 ( No. 333-140863));

•	Mellon Financial’s Annual Report on Form 10-K for the year ended December 31, 2006;

•	Bank of New York’s Annual Report on Form 10-K for the year ended December 31, 2006;

•	Mellon Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Bank of New York’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•

Mellon Financial’s Current Reports on Form 8-K, dated January 3, 2007 (2 filings), January 17, 2007, January 23, 2007, January 30, 2007, February 26, 2007, February 28, 2007 and May 9, 2007 (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules);

•

Bank of New York’s Current Reports on Form 8-K, dated January 16, 2007, January 18, 2007 and February 28, 2007 (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules); and

•

Any documents filed by Mellon Financial or Bank of New York pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the securities.

You may request a free copy of any or all of Mellon Financial’s or Bank of New York’s filings by writing or telephoning us at the following address:

Mellon Financial Corporation

One Mellon Center, Room 4826

Pittsburgh, Pennsylvania 15258

Attention: Corporate Secretary

Telephone: (412) 234-5000

E-mail: mellon_10-K/8-K@mellon.com

Mellon Funding Corporation

Debt Securities

Junior Subordinated Debentures

Unconditionally Guaranteed by Mellon Financial Corporation

Mellon Financial Corporation

Junior Subordinated Debentures

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

Mellon Capital III	Mellon Capital IV	Mellon Capital V

Trust Preferred Securities

Fully and Unconditionally Guaranteed by Mellon Financial Corporation

We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

Mellon Funding Corporation may from time to time offer to sell debt securities and junior subordinated debentures, and Mellon Financial Corporation may offer to sell junior subordinated debentures, preferred stock, depositary shares, common stock, warrants, stock purchase contracts and stock purchase units. The debt securities and junior subordinated debentures of Mellon Funding Corporation and the junior subordinated debentures and shares of preferred stock of Mellon Financial Corporation may be convertible into or exchangeable for shares of common stock of Mellon Financial Corporation or other securities.

The trusts are Delaware statutory trusts. Each trust may from time to time:

•	sell trust preferred securities representing undivided beneficial interests in the trust to the public;

•	sell trust common securities representing undivided beneficial interests in the trust to Mellon Financial Corporation;

•	use the proceeds from these sales to buy an equal principal amount of junior subordinated debentures of Mellon Financial Corporation or Mellon Funding Corporation; and

•	distribute the cash payments it receives on the junior subordinated debentures it owns to the holders of the trust preferred and trust common securities.

Mellon Financial Corporation will fully and unconditionally guarantee the payment by the trusts of the trust preferred securities.

The common stock of Mellon Financial Corporation is traded on the New York Stock Exchange under the symbol “MEL.”

A security is not a deposit or other obligation of any bank or savings association and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities identified in this prospectus and described in any prospectus supplement in one or more offerings. We may offer debt securities of Mellon Funding Corporation and related guarantees of Mellon Financial Corporation; trust preferred securities of the trusts and related junior subordinated debentures and guarantees of Mellon Financial Corporation and Mellon Funding Corporation; preferred stock, depositary shares and common stock of Mellon Financial Corporation; and stock purchase contracts and stock purchase units. We may also offer warrants, preferred stock, depositary shares or common stock. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement.

References in this prospectus to “we” mean Mellon Financial Corporation and, in connection with the debt securities, include Mellon Funding Corporation. Mellon Funding Corporation is a financing entity for Mellon Financial Corporation and its subsidiaries, as described under the Heading “Mellon Funding Corporation.” References herein to “debt securities” and the “related guarantees” mean debt securities issued by Mellon Funding Corporation and related guarantees of Mellon Financial Corporation. References herein to “junior subordinated debentures” mean junior subordinated debentures issued by Mellon Financial Corporation or Mellon Funding Corporation (guaranteed by Mellon Financial Corporation) to a trust in connection with the trust’s issuance of trust preferred securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.mellon.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s public reference rooms in its offices in New York, New York and Chicago, Illinois. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Because our common stock is listed on the NYSE, you may also inspect reports, proxy statements and other information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is designated as “furnished”:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2005.

•	Quarterly report on Form 10-Q for the quarter dated March 31, 2006.

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•

Current reports on Form 8-K dated January 18, 2006 (3 filings), January 23, 2006, January 31, 2006 (2 filings), March 6, 2006, March 23, 2006, March 31, 2006, April 13, 2006, April 18, 2006 (3 filings), April 20, 2006, April 21, 2006, May 17, 2006 and July 19, 2006.

•	Description of the common stock contained in registration statement on Form 8-A (File No. 1-7410) dated October 15, 1996, as updated by Form 8-A/A dated May 17, 1999 and October 19, 1999.

•	Description of the stock purchase rights set forth in Exhibit I to registration statement on Form 8-A/A dated October 19, 1999.

•	Mellon’s proxy statement for its 2006 annual meeting dated March 15, 2006.

You may request a copy of these filings at no cost, by writing, telephoning or sending an email to us at the following address:

Mellon Financial Corporation

One Mellon Center, Room 4826

Pittsburgh, Pennsylvania 15258

Attention: Corporate Secretary

Telephone: (412) 234-5000

E-mail: Mellon_10-K/8-K@Mellon.com

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, refer to future events. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made or incorporated in this prospectus and the prospectus supplements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus and any accompanying prospectus supplement might not occur. You should refer to our periodic and current reports filed with the SEC or to an applicable prospectus supplement for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

Forward-looking statements in this prospectus and any prospectus supplement speak only as of the date on which such statements are made, and we undertake no obligation to update any such statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

MELLON FUNDING CORPORATION

Mellon Funding Corporation, a wholly owned subsidiary of Mellon Financial Corporation, is incorporated in Pennsylvania. It functions as a financing entity for the Mellon Financial Corporation and our subsidiaries by issuing commercial paper and other debt guaranteed by Mellon Financial Corporation. Financial data for Mellon Funding Corporation is combined with Mellon Financial Corporation and with Mellon Capital I and Mellon Capital II, special purpose business trusts formed by Mellon Financial Corporation for the sole purpose of issuing capital securities, and MIPA, LLC, a single member limited liability company wholly owned by Mellon Financial Corporation, for financial reporting purposes due to the limited function of Mellon Funding Corporation and the unconditional guarantees by Mellon Financial Corporation of all of the obligations of Mellon Funding Corporation, Mellon Capital I, Mellon Capital II and MIPA, LLC.

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THE TRUSTS

Each of the trusts is a statutory trust formed under Delaware law pursuant to a trust agreement, between Mellon Financial Corporation, as depositor of each trust, and a Delaware trustee, and the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement of each trust will be amended and restated in its entirety, substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part (each as so amended and restated, a trust agreement), prior to the issuance of trust preferred securities by the trust. Each trust agreement is qualified as an indenture under the Trust Indenture Act of 1939, as amended.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges. Fixed charges represent interest expense, one-third (the proportion deemed representative of the interest factor) of net rental expense, and amortization of debt issue costs.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Mellon Financial Corporation (Parent Corporation)	3.26	4.33	4.34	3.83	4.83	5.28	3.73
Mellon Financial Corporation and its subsidiaries
Excluding interest on deposits	3.88	5.80	4.89	5.37	4.88	4.16	2.57
Including interest on deposits	2.32	3.45	2.88	3.78	3.68	3.11	1.79

The parent corporation ratios include the accounts of Mellon Financial Corporation (the “Corporation”); Mellon Funding Corporation, a wholly owned subsidiary of the Corporation that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation; and MIPA, LLC, a single member limited liability company wholly owned by the Corporation, created to hold and administer corporate owned life insurance. Because these ratios exclude from earnings the equity in undistributed net income (loss) of subsidiaries, these ratios vary with the payment of dividends by such subsidiaries.

In the ratios for Mellon Financial Corporation and its subsidiaries, earnings represent income before taxes from continuing operations and the cumulative effect of a change in accounting principle, plus fixed charges from continuing operations. We have presented these ratios both including and excluding interest on deposits in fixed charges from continuing operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF SECURITIES

Unless the applicable prospectus supplement indicates otherwise, certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the applicable trust agreement and the creation of each trust will be passed upon for Mellon Financial Corporation and for the trusts by Richards Layton & Finger, special Delaware counsel to Mellon Financial Corporation and the trusts.

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities to be issued under this prospectus, except for those matters with respect to the validity of the trust preferred securities passed

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upon by Richards Layton & Finger, will be passed upon for us by Carl Krasik, General Counsel and Secretary of Mellon Financial Corporation, One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258, and for the underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

Mr. Krasik is a shareholder of Mellon Financial Corporation and holds options to purchase additional shares of Mellon Financial Corporation’s common stock. Sullivan & Cromwell will rely on the opinion of Mr. Krasik as to all matters of Pennsylvania law. Sullivan & Cromwell from time to time performs legal services for us.

EXPERTS

The audited consolidated financial statements of Mellon Financial Corporation and subsidiaries incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2005 and Mellon Financial Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by KPMG LLP, independent registered public accountants, as set forth in their reports with respect thereto, and are incorporated by reference herein in reliance upon KPMG LLP as experts in accounting and auditing. Subsequent audited consolidated financial statements of Mellon Financial Corporation and subsidiaries, Mellon Financial Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of the dates of such financial statements and the reports thereon will also be incorporated by reference in this prospectus in reliance upon the authority of the firm providing such reports as experts in doing so to the extent said firm has audited those consolidated financial statements and management’s assessments and consented to the use of their reports thereon in this prospectus.

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